UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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☐	Soliciting Material Pursuant to § 240.14a-11(c) or § 240.14a-12

OPTIMUMBANK HOLDINGS, INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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OPTIMUMBANK HOLDINGS, INC.

2477 East Commercial Boulevard

Fort Lauderdale, Florida 33308

(954) 776-2332

December 11, 2008

Dear Shareholder:

You are cordially invited to attend a special meeting of shareholders of OptimumBank Holdings, Inc. The meeting will be held on January 6, 2009 at 10:00 a.m., local time, at the executive offices of OptimumBank, located at 2477 East Commercial Boulevard, Fort Lauderdale, Florida 33308.

The enclosed notice of special meeting and proxy statement describe the formal business to be transacted at the special meeting, which will include a proposal to approve an amendment to our articles of incorporation to authorize our board of directors to issue shares of preferred stock. We are asking for your approval of this amendment in order to enable us to take advantage of what we believe is a very attractive capital raising opportunity proposed by the U.S. government. Recently, the U.S. Department of Treasury announced the establishment of the Troubled Asset Relief Program Capital Purchase Program (the “TARP Capital Purchase Program”), under which Treasury plans to invest up to $250 billion in U.S. financial institutions by purchasing preferred stock from these institutions. Our current articles of incorporation do not permit the issuance of preferred stock. Therefore, in order for us to participate in the TARP Capital Purchase Program, we are asking our shareholders to approve a proposed amendment to our articles of incorporation to authorize the issuance of preferred stock. The proposed amendment would also provide our board of directors with the flexibility to issue additional shares of preferred stock in other capital raising transactions, though no specific issuances of preferred stock outside of the TARP Capital Purchase Program are presently contemplated.

Although we currently have capital well in excess of that required to be considered well-capitalized under banking regulations, we, like other financial institutions, continue to face extremely challenging market conditions. Our board of directors believes that the TARP Capital Purchase Program will provide us with additional capital on favorable terms and afford us additional flexibility in addressing the challenges and opportunities in current markets.

If we are allowed to participate in the TARP Capital Purchase Program, we would issue and sell to the U.S. Department of the Treasury shares of new preferred stock for cash consideration of approximately $4.6 million.

Our board of directors unanimously recommends that you vote FOR the proposed amendment to our articles of incorporation.

Whether or not you expect to attend the special meeting in person, please complete, sign and date the enclosed proxy as promptly as possible and return it in the enclosed envelope (to which no postage need be affixed if mailed in the United States) or submit your proxy over the Internet or by telephone. For further details, see “About the Special Meeting - How do I vote?” in the enclosed proxy statement.

Sincerely,

Albert J. Finch
Chairman of the Board and Chief Executive Officer

OPTIMUMBANK HOLDINGS, INC.

2477 East Commercial Boulevard

Fort Lauderdale, Florida 33308

(954) 776-2332

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

To be held on January 6, 2009

NOTICE IS HEREBY GIVEN that a Special Meeting of Shareholders of OptimumBank Holdings, Inc. will be held on January 6, 2009 at 10:00 a.m., local time, at the executive offices of OptimumBank, located at 2477 East Commercial Boulevard, Fort Lauderdale, Florida 33308, to consider and act upon the following matters:

1.	A proposal to approve an amendment to OptimumBank Holding, Inc.’s articles of incorporation to authorize the issuance of up to 6,000,000 shares of preferred stock, no par value;

2.	A proposal to approve the adjournment of the special meeting, if necessary, to solicit additional proxies, in the event there are not sufficient votes at the time of the special meeting to approve the proposed amendment to the articles of incorporation; and

3.	The transaction of such other business as may properly come before the special meeting or at any adjournment or postponement thereof. Except with respect to the procedural matters incident to the conduct of the meeting, we are not aware of any other business to be brought before the meeting.

Only shareholders of record as of the close of business on November 14, 2008 are entitled to notice of, and to vote at, the special meeting or any adjournment or postponement thereof.

You are cordially invited to attend the special meeting in person. However, whether or not you expect to attend the special meeting in person, we urge you to complete, sign and date the enclosed proxy as promptly as possible and return it in the enclosed envelope (to which no postage need be affixed if mailed in the United States) or submit your proxy over the Internet or by telephone. This will ensure the presence of a quorum at the special meeting and that your shares are voted in accordance with your wishes. For further details, see “About the Special Meeting - How do I vote?” in the enclosed proxy statement.

By Order of the Board of Directors

Albert J. Finch
Chairman of the Board and Chief Executive Officer

Fort Lauderdale

December 11, 2008

This notice of special meeting and proxy statement and form of proxy are first being distributed to shareholders on or about December 11, 2008.

OPTIMUMBANK HOLDINGS, INC.

2477 East Commercial Boulevard

Fort Lauderdale, Florida 33308

PROXY STATEMENT

FOR

SPECIAL MEETING OF SHAREHOLDERS

TO BE HELD ON JANUARY 6, 2009

This proxy statement contains information relating to a special meeting of shareholders of OptimumBank Holdings, Inc. (sometimes referred to as the “Company,” “we,” “us,” or “our”) to be held on January 6, 2009 beginning at 10 a.m., local time, at the executive offices of our subsidiary, OptimumBank (sometimes referred to as the “Bank”), located at 2477 East Commercial Boulevard, Fort Lauderdale, Florida 33308, and at any adjournments or postponements thereof.

ABOUT THE SPECIAL MEETING

Who is soliciting my proxy?

Our board of directors is sending you this proxy statement in connection with its solicitation of proxies for use at the special meeting.

What is the purpose of the special meeting?

At the special meeting, shareholders will act upon the matters outlined in the accompanying notice of special meeting, including:

•	Proposal One: A proposal to approve an amendment to our articles of incorporation to authorize us to issue up to 6,000,000 shares of preferred stock (the “Articles Amendment Proposal”); and

•

Proposal Two: A proposal to adjourn the special meeting, if necessary, to solicit additional proxies, in the event there are not sufficient votes at the time of the special meeting to approve the Articles Amendment Proposal (the “Adjournment Proposal”).

Except with respect to the procedural matters incident to the conduct of the meeting, we are not aware of any other business to be brought before the meeting.

Why is the Company seeking to amend its articles of incorporation to authorize the issuance of preferred stock?

If the proposed amendment to our articles of incorporation is approved, we will have the opportunity to raise low-cost capital on what we believe is very favorable terms under the recently enacted Emergency Economic Stabilization Act of 2008. On October 14, 2008, Treasury announced the establishment of the Troubled Asset Relief Program Capital Purchase Program (the “TARP Capital Purchase Program”), under which Treasury will invest up to $250 billion in preferred stock of U.S. financial institutions, in each case in an amount equal to not less than 1% of the institution’s risk-weighted assets and not greater than the lesser of 3% of the institution’s risk-weighted assets or $25 billion. In conjunction with the purchase of an institution’s preferred stock, Treasury will receive warrants to purchase the institution’s common stock with an aggregate market value equal to 15% of the total amount of the preferred investment. Because our articles of incorporation currently do not authorize us to issue preferred stock, shareholder approval of the Articles Amendment Proposal authorizing preferred stock is necessary for us to be able to participate in the TARP Capital Purchase Program, assuming our application to participate in the program is approved by Treasury.

The Articles Amendment Proposal would also afford our board of directors the flexibility to set the terms of and issue additional preferred stock in other capital raising transactions without incurring the time and expense of seeking shareholder approval for particular issuances.

What will the consequences be if the Articles Amendment Proposal is not approved?

If the Articles Amendment Proposal is not approved by shareholders, we will not be able to participate in the TARP Capital Purchase Program, even if we are approved by Treasury, or have the ability to issue preferred stock in other capital raising transactions.

Who is entitled to vote at the special meeting?

Only shareholders of record as of the close of business on the record date, November 14, 2008, are entitled to receive notice of the special meeting and to vote the shares of common stock that they held on that date at the special meeting or any adjournment or postponement thereof. Each outstanding share of our common stock entitles its holder to cast one vote on each matter to be voted upon at the special meeting. The total number of shares of our common stock outstanding on the record date and eligible to cast votes at the special meeting is 3,120,992.

Please note that if you hold your shares in “street name” (that is, through a broker or other nominee), you will need to bring appropriate documentation from your broker or nominee to vote in person at the special meeting.

How many votes must be present to hold the special meeting?

The presence at the special meeting, in person or by proxy, of the holders of a majority of the shares of common stock outstanding on the record date, or 1,560,497 shares, will constitute a quorum at the special meeting. For purposes of determining a quorum, proxies received but marked as abstentions and broker non-votes will be treated as shares that are present and entitled to vote. A broker non-vote occurs when a broker or other nominee indicates on the proxy card that it does not have discretionary authority to vote on a particular matter because it has not received voting instructions from its customer, as the beneficial owner of the securities. It is expected that brokers will not have discretionary authority to vote on the Articles Amendment Proposal or the Adjournment Proposal if they do not receive voting instructions from their customers.

How do I vote?

You may vote your shares either in person at the special meeting or by proxy whether or not you attend the special meeting. Shares held in your name as the shareholder of record may be voted in person at the special meeting. Shares held beneficially in street name may be voted in person at the special meeting only if you obtain a legal proxy from the broker or other nominee that holds your shares giving you the right to vote the shares. Even if you plan to attend the special meeting, we recommend that you also submit your proxy or voting instructions as described below so that your vote will be counted if you later decide not to attend the meeting.

Shareholders whose shares are registered in their own names may vote by submitting a proxy via the Internet, by telephone or by mailing a completed proxy card as an alternative to voting in person at the meeting. Instructions for voting via the Internet or by telephone are set forth on the enclosed proxy card. To vote by mailing a proxy card, sign and return the enclosed proxy card in the enclosed prepaid and addressed envelope, and your shares will be voted at the meeting in the manner you direct. Granting a proxy will not affect your right to vote your shares if you attend the special meeting and want to vote in person; by voting in person you will revoke your proxy. You may also revoke your proxy at any time before the vote at the meeting by providing our President, Richard L. Browdy, written notice of your revocation or by submitting a proxy bearing a later date via Internet, telephone or mail. If you submit your proxy but do not mark your voting preferences, the proxy holders will vote your shares FOR approval of the Articles Amendment Proposal and FOR approval of the Adjournment Proposal.

If your shares are registered in the name of a broker or other nominee, you will receive instructions from your holder of record that must be followed in order for the record holder to vote the shares per your instructions. Many banks and brokerage firms have a process for their beneficial holders to provide instructions over the telephone or via the Internet. If Internet or telephone voting is unavailable from your bank or brokerage firm, please complete and return the enclosed voting instruction card in the addressed, postage paid envelope provided.

Can I change my vote?

Yes. Even after you have submitted your proxy, you may change your vote at any time before the proxy is exercised at the special meeting. If you are the shareholder of record, you may change your vote by granting via the Internet, telephone or mail a new proxy bearing a later date (which automatically revokes the earlier proxy), by providing a written notice of revocation to our President, Richard L. Browdy, prior to your shares being voted, or by attending the special meeting and voting in person. Attendance at the meeting will not cause your previously granted proxy to be revoked unless you specifically so request. For shares you hold beneficially in street name, you may change your vote by submitting new voting instructions to your broker or other nominee, or, if you have obtained a legal proxy from your broker or nominee giving you the right to vote your shares, by attending the meeting and voting in person.

How are votes counted?

With respect to each of the Articles Amendment Proposal and the Adjournment Proposal, you may vote “FOR,” “AGAINST” or “ABSTAIN.”

If you submit your proxy without giving specific voting instructions, your shares will be voted in accordance with the recommendations of our board of directors (“FOR” the Articles Amendment Proposal, “FOR” the Adjournment Proposal and in the discretion of the proxy holders on any other matters that properly come before the special meeting, or any adjournment or postponement thereof).

What vote is required to approve each proposal?

Proposal One: The affirmative vote of a majority of the shares of our common stock present in person or by proxy and voting at the special meeting is required to approve the Articles Amendment Proposal. Abstentions and broker non-votes will have no effect on the Articles Amendment Proposal.

Proposal Two: The affirmative vote of a majority of the shares of our common stock present in person or by proxy and voting at the special meeting is required to approve the Adjournment Proposal, if this proposal becomes necessary. Abstentions and broker non-votes will have no effect on the Adjournment Proposal.

Do shareholders have dissenters’ rights in regards to the proposal to amend our articles of incorporation?

Under applicable Florida law, our shareholders are not entitled to dissenters’ rights with respect to the proposal to approve and adopt the amendment to our articles of incorporation authorizing the issuance of preferred stock.

How does the board of directors recommend I vote on the proposals?

Unless you give other instructions on your proxy card, Richard L. Browdy and Albert J. Finch, the proxy holders, will vote in accordance with the recommendations of our board of directors. Our board of directors recommends a vote FOR the Articles Amendment Proposal and FOR the Adjournment Proposal.

With respect to any other matter that properly comes before the meeting, the proxy holders will vote as recommended by our board of directors, or if no recommendation is given, in their own discretion.

Who will bear the costs of soliciting proxies for the special meeting?

We will bear the cost of soliciting proxies for the special meeting. We have retained Morrow & Co., LLC, to assist in the solicitation of proxies for a fee estimated to be approximately $6,000, plus reasonable out-of-pocket expenses. We may also reimburse brokerage firms and other custodians, nominees and fiduciaries for reasonable out-of-pocket expenses incurred by them in sending proxy materials to the beneficial owners of our shares of common stock. In addition to solicitations by mail, our directors, officers and employees, including those of the Bank, may solicit proxies personally, by telephone or otherwise, but will not receive any additional compensation for their services.

Who can help answer my questions?

If you have any questions or need any assistance in voting your proxy, please contact our proxy solicitor, Morrow & Co., LLC, at (800) 662-5200, or Richard L. Browdy, President of OptimumBank Holdings, Inc. directly at (954)  776-2332.

HISTORICAL FINANCIAL INFORMATION

Our most recent historical financial information can be found in Appendices B and C of this proxy statement. Appendix B contains our audited financial statements and the related notes, and our management’s discussion and analysis of financial condition and results of operations, filed as part of our Annual Report on Form 10-KSB for the year ended December 31, 2007. Appendix C contains our unaudited consolidated financial statements and the related notes, and our management’s discussion and analysis of financial condition and results of operations, filed as part of our Quarterly Report on Form 10-Q for the quarter ended September 30, 2008.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

This following table sets forth information regarding the beneficial ownership of the common stock of as of November 14, 2008, for:

•	each of our directors and executive officers; and

•	all of our directors and executive officers as a group.

•	each other person known by us to own beneficially more than 5% of our common stock;

Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and includes voting and investment power with respect to the securities. The persons named in the table have sole voting and investment power or have shared voting and investment power with a spouse with respect to all shares of common stock shown as beneficially owned by them, unless otherwise indicated in these footnotes. In addition, shares of common stock issuable upon exercise of options and warrants beneficially owned that are exercisable within sixty days of November 14, 2008, are deemed outstanding for the purpose of computing the percentage ownership of the person holding those options and other rights, and the group as a whole, but are not deemed outstanding for computing the percentage ownership of any other person.

Name and Address* of Beneficial Owners	Number of Shares Beneficially Owned		Percent of Class(13)
Directors and Executive Officers:
Albert J. Finch, Chairman of the Board and Chief Executive Officer	193,271	(1)	6.01%

Richard L. Browdy, President, Chief Financial Officer and Director	110,266	(2)	3.43%

H. David Krinsky, Director	328,431	(3)	10.43%

Gordon Deckelbaum, Director	204,425	(4)	6.49%

Sam Borek, Director	200,246	(5)	6.36%

Michael Bedzow, Director	134,623	(6)	4.29%

Larry Willis, Director	102,465	(7)	3.25%

Irving P. Cohen, Vice Chairman	70,298	(8)	2.24%

Wendy Mitchler, Director	28,176	(9)	.90%

Thomas A. Procelli, Executive Vice President, OptimumBank	45,549	(10)	1.45%

All directors and executive officers as a group (10 persons)	1,417,750	(11)	40.50%

Other Greater than 5% Shareholders
Hillard Garlovsky	185,775	(12)	5.95%

*	Unless otherwise indicated, the address of each of our directors and executive officers is OptimumBank Holdings, Inc., 2477 East Commercial Boulevard, Fort Lauderdale, Florida 33308.

Notes to beneficial ownership table:

(1)	Includes options to acquire 95,505 shares of common stock.
(2)	Includes options to acquire 95,505 shares of common stock; shares held by wife and children; and 10,673 shares pledged as security.
(3)

Includes options to acquire 28,943 shares of common stock; shares held by wife or children; shares held by entity controlled by reporting person; and 85,050 shares pledged as security. Reporting person’s address is c/o Maxim Properties, Inc., 21 East 40th Street, 12th Floor, New York, NY 10016

(4)	Includes options to acquire 28,943 shares of common stock; and 166,505 shares pledged as security.
(5)	Includes options to acquire 28,943 shares of common stock; shares held by wife or children; shares held by an entity controlled by reporting person; and 91,720 shares pledged as security.
(6)	Includes options to acquire 15,051 shares of common stock, and shares held by wife or children.
(7)	Includes options to acquire 28,943 shares of common stock; shares held by wife or children; and shares held by an entity controlled by reporting person.
(8)	Includes options to acquire 11,578 shares of common stock, and shares held by wife or children.
(9)	Includes options to acquire 17,635 shares of common stock.
(10)	Includes options to acquire 28,943 shares of common stock, and shares held by wife or children.
(11)	Includes options to acquire 379,719 shares of common stock.
(12)	The ownership information is based entirely on the information contained in a Schedule 13G, dated January 25, 2008, filed with the SEC by Hillard Garlovsky, whose address is 1761 Clendenin, Riverwoods, IL 60015.
(13)	Calculated based on 3,120,992 shares of common stock outstanding as of November 14, 2008, plus options exercisable within sixty days of November 14, 2008 for the individual or the group, as applicable.

PROPOSAL ONE: APPROVAL OF AMENDMENT TO ARTICLES OF INCORPORATION TO

AUTHORIZE ISSUANCE OF UP TO 6 MILLION SHARES OF PREFERRED STOCK

General

Under the existing provisions of our articles of incorporation, we have the authority to issue up to 6,000,000 shares of common stock, but do not have the authority to issue preferred stock. Our board of directors has approved an amendment to our articles of incorporation to authorize up to 6,000,000 shares of preferred stock, no par value, subject to approval of the amendment by shareholders at the special meeting (the “Articles Amendment Proposal”). If the Articles Amendment Proposal is approved by shareholders, our board of directors will be authorized to provide for the issuance of preferred stock from time to time in one or more series and, in connection with the creation of any such series, to determine the rights, preferences, privileges and limitations of such series. The shares of preferred stock would be available for issuance without further action or voting by our shareholders, except as may be required by applicable law.

Reasons for Proposed Amendment

Our primary reason for authorizing the preferred stock is to provide us with the ability to participate in the TARP Capital Purchase Program. Financial institutions approved for participation in the TARP Capital Purchase Program will be able to sell shares of preferred stock on standardized terms to Treasury, as described below under “—Terms of the TARP Capital Purchase Program.” This preferred stock would qualify as Tier I capital for bank regulatory purposes. We applied to participate in the TARP Program November 10, 2008, requesting a preferred stock investment of $4.578 million, and are awaiting preliminary approval from the U.S. Treasury (“Treasury”). Although we are “well-capitalized” as of September 30, 2008 under applicable regulatory capital guidelines and our participation in the TARP Capital Purchase Program is purely voluntary, our board of directors believes the TARP Capital Purchase Program will allow us to add capital on favorable terms. Additional capital will position us to remain strong during extremely challenging market conditions, to add flexibility for future asset growth and to maintain our history of extending financing to new and existing clients. For this reason, we currently intend to participate in the TARP Capital Purchase Program, if our application is approved by Treasury. Because our articles of incorporation currently do not authorize us to issue preferred stock, however, shareholder approval of the Articles Amendment Proposal is necessary for us to participate in the TARP Capital Purchase Program.

If we participate in the TARP Capital Program, we intend to downstream the proceeds of the issuance of the shares to our subsidiary bank. We intend to use the proceeds to make the Bank’s capital position even stronger, to support our lending activities, and for general corporate purposes. If the proposed amendment to our articles of incorporation to authorize the preferred stock is approved, but we are unable to participate in the TARP Capital Program, we would still remain well-capitalized. We believe we would have continuing access to a variety of other sources of funding to meet our existing commitments and business needs. However, we recognize that in the current economic climate, it could become more difficult to obtain other funding sources, and the cost of alternative funding could be greater than that of the Capital Purchase Program. We do not believe that a denial of our application by the Treasury would have a material, negative effect on our current liquidity, capital resources or results of operations. A denial may have the effect, however, of making future expansion of the Bank’s business more difficult or more expensive without the additional resources provided by the proceeds of the Capital Purchase Program.

The Articles Amendment Proposal would also afford our board of directors the flexibility to set the terms of and issue additional preferred stock in other capital raising transactions without incurring the time and expense of seeking shareholder approval for particular issuances. We have no present intention to issue any other series of preferred stock other than the preferred stock contemplated under the TARP Capital Purchase Program. However, if our articles of incorporation are amended to authorize the issuance of preferred stock, our board of directors would have discretion to establish different series of preferred stock and the rights, preferences, privileges, and limitations affixed to each series without further shareholder approval. Therefore, shareholders would have no input or right to approve the terms of any series of preferred stock, including the issuance of preferred stock to Treasury if we participate in the TARP Capital Purchase Program.

Terms of the TARP Capital Purchase Program

Under the TARP Capital Purchase Program, eligible financial institutions can generally apply to issue shares of preferred stock to Treasury in an amount equal to not less than 1% of the institution’s risk-weighted assets and not more than the lesser of 3% of the institution’s risk-weighted assets or $25 billion. Our risk-weighted assets as of September 30, 2008 were approximately $152.6 million, which would enable us to receive an investment from Treasury of between $1.526 million and $4.578 million. We have requested the maximum possible amount but may be approved to receive less or not be approved at all. It is expected that if our application is preliminarily approved by Treasury, we will then have 30 days to satisfy all requirements for participation in the TARP Capital Purchase Program, including receipt of shareholder approval of the Articles Amendment Proposal and the execution and delivery of a securities purchase agreement with Treasury and other related documents and agreements.

General Terms of Senior Preferred Stock. If we participate in the TARP Capital Purchase Program, Treasury would purchase from us shares of cumulative perpetual preferred stock, with a liquidation preference of $1,000 per share (the “Senior Preferred Stock”). The Senior Preferred Stock would constitute Tier 1 capital and would rank senior to our common stock. Cumulative compounding dividends would be payable on the Senior Preferred Stock quarterly in arrears at a rate of 5% per annum for the first five years and 9% per annum after year five.

The shares of Senior Preferred Stock would be non-voting shares, but would have class voting rights on (i) any authorization or issuance of shares ranking senior to the Senior Preferred Stock; (ii) any amendment that adversely affects the rights of the holders of the Senior Preferred Stock; or (iii) any merger, exchange or similar transaction which would adversely affect the rights of the holders of the Senior Preferred Stock. In the event the cumulative dividends described above were not paid in full for six dividend periods, whether or not consecutive, the holders of the Senior Preferred Stock would have the right to elect two directors of the Company. The right to elect directors would end when dividends have been paid in full for all prior dividend periods.

The shares of Senior Preferred Stock would be redeemable by us after three years at their issue price, plus any accrued and unpaid dividends. Prior to the end of three years after Treasury’s investment, the Senior Preferred Stock could only be redeemed by us using the proceeds of one or more offerings by us of other Tier 1 qualifying perpetual preferred stock or common stock or a combination of the two for cash (a “Qualified Equity Offering”), which yields aggregate gross proceeds to us of at least 25% of the issue price of the Senior Preferred Stock. Any such redemption must be approved by the Company’s primary federal bank regulator, the Board of Governors of the Federal Reserve System.

Treasury would be permitted to transfer the shares of Senior Preferred Stock to a third party at any time. The standardized investment agreements with Treasure require us to file a shelf registration statement with the Securities and Exchange Commission (the “SEC”) to permit the transferability of the shares of Preferred Stock, as well as the Warrants (defined below) and the shares of common stock underlying the Warrants, as soon as practicable after the date of Treasury’s investment in the Senior Preferred Stock. However, if an institution is not eligible to file a shelf registration statement using the SEC’s Form S-3 (as we are not), the institution will not be required to file the shelf registration statement unless and until requested to do so in writing by the Treasury. We will also be required to grant the Treasury “piggyback” registration rights giving it the right to include the Senior Preferred Stock, the Warrants and the common stock underlying the Warrants in any separate registration of our stock with the SEC.

Warrants. If we participate in the TARP Capital Purchase Program, we must also issue warrants (the “Warrants”) to Treasury to purchase a number of shares of our common stock having a market value equal to 15% of the aggregate liquidation amount of the shares of Senior Preferred Stock purchased by Treasury. The exercise price of the Warrants, and the market value for determining the number of shares common stock subject to the Warrants, would be determined by reference to the market value of our common stock on the date of

Treasury’s acceptance of our participation in the TARP Capital Purchase Program (calculated on a 20-day trailing average closing price). The exercise price of the Warrants and the number of shares of common stock issuable upon exercise of the Warrants would be subject to customary anti-dilution adjustments for any stock dividends, stock splits or similar transactions or certain below market issuances by us of common stock or securities convertible to common stock.

The Warrants would have a term of ten years. The Warrants would be immediately exercisable and would not be subject to restrictions on transfer; however, Treasury would only be permitted to exercise or transfer one-half of the Warrants prior to the earlier of (i) the date on which we have received aggregate gross proceeds of at least 100% of the issue price of the Senior Preferred Stock from one or more Qualified Equity Offerings and (ii) December 31, 2009. If we received aggregate gross proceeds of at least 100% of the issue price of the Senior Preferred Stock from one or more Qualified Equity Offerings on or prior to December 31, 2009, the number of shares of our common stock underlying the Warrants would be reduced by 50%. Treasury would agree not to exercise voting power with respect to any of the shares of common stock issued to it upon exercise of the Warrants; persons to whom Treasury subsequently transferred these shares would not be bound by this voting restriction. As noted above under “Terms of the TARP Capital Purchase Program – General Terms of Senior Preferred Stock”, in certain instances we may be required to register the Warrants and the underlying common stock with the SEC.

Terms Affecting Common Stock and Any Other Preferred Stock. As long as shares of the Senior Preferred Stock remain outstanding, unless all accrued and unpaid dividends for all past dividend periods on the Senior Preferred Stock are fully paid, we would not be permitted to declare or pay dividends on our common stock, shares of any junior preferred shares or shares of any preferred shares ranking pari passu (equally) with the Senior Preferred Stock (other than in the case of preferred stock ranking pari passu with the Senior Preferred Stock, dividends on a pro rata basis with the Senior Preferred Stock, and in the case of junior preferred shares, dividends paid solely in common stock), nor would we be permitted to repurchase or redeem any shares of common stock or preferred stock other than the Senior Preferred Stock. Unless the shares of Senior Preferred Stock have been transferred or redeemed by us in whole, until the third anniversary of Treasury’s investment in the Senior Preferred Stock, (subject to certain exceptions) any dividends on our common stock would be prohibited without the prior approval of Treasury. Currently, we do not pay dividends on our common stock. In addition, unless the shares of Senior Preferred Stock have been transferred or redeemed in whole, until the third anniversary of Treasury’s investment, Treasury’s consent would be required for any share repurchases other than repurchases of the Senior Preferred Stock and repurchases of shares of junior preferred stock or shares of common stock in connection with any benefit plan in the ordinary course of business and consistent with past practice.

Executive Compensation. To participate in the TARP Capital Purchase Program, we would be required to adhere to Treasury’s standards for executive compensation and corporate governance for the period during which Treasury holds any equity securities issued by us under the TARP Capital Purchase Program. These standards, which generally would apply to our chief executive officer, chief financial officer, plus the next three most highly compensated executive officers (collectively referred to as “senior executives”), include the following: (1) ensuring that incentive compensation for senior executives does not encourage unnecessary and excessive risks that threaten the value of our company; (2) requiring a clawback of any bonus or incentive compensation paid to a senior executive based on statements of earnings, gains or other criteria that are later proven to be materially inaccurate; (3) prohibiting certain severance payments to a senior executive, generally referred to as “golden parachute” payments, above specified limits set forth in the U.S. Internal Revenue Code; and (4) agreeing not to deduct for federal income tax purposes executive compensation in excess of $500,000 for each senior executive – for this purpose, all compensation paid to the senior executive for the applicable tax year is taken into account, including certain qualified performance-based compensation normally deductible under Section 162(m) of the U.S. Internal Revenue Code. The adoption of these standards is not expected to affect the existing compensation arrangements with our senior executives.

The foregoing description of the TARP Capital Purchase Program is based on the information currently available regarding the TARP Capital Purchase Program and does not purport to be complete. The final terms of our participation in the TARP Capital Purchase Program, including the specific terms of the Senior Preferred Stock and the Warrants, would be set forth in investment agreements and related documents to be issued by Treasury and executed by us. The general forms of these investment agreements and related documents are available on Treasury’s website, at www.treas.gov/initiatives/eesa/application-documents.

Pro Forma Financial Information

The unaudited pro forma condensed consolidated financial data set forth below has been derived by the application of pro forma adjustments to our historical financial statements for the year ended December 31, 2007 and the nine months ended September 30, 2008. The unaudited pro forma consolidated financial data gives effect to the events discussed below as if they had occurred on January 1, 2007 in the case of the statement of income data and September 30, 2008 in the case of the balance sheet data:

•	The issuance of $1,526,000 (minimum estimated proceeds) or $4,578,000 (maximum estimated proceeds) of preferred stock to Treasury under the Capital Purchase Program.

•

The issuance of warrants to purchase 48,088 shares of our common stock (minimum estimated warrants to be issued) or warrants to purchase 144,265 shares of our common stock (maximum estimated warrants to be issued) assuming an exercise price of $4.76 per share (trailing 20-day OptimumBank Holdings, Inc. average share price as of November 14, 2008).

•	The increase in fed funds sold from the proceeds of the Capital Purchase Program.

We present unaudited pro forma consolidated balance sheet data, including selected line items from our balance sheet and selected capital ratios, as of September 30, 2008. We also present unaudited pro forma condensed consolidated income statements for the year ended December 31, 2007 and the nine months ended September 30, 2008. In each presentation we assume that we receive both the minimum and maximum estimated proceeds from the sale of preferred stock and issue the minimum and maximum number of warrants under the Capital Purchase Program. The pro forma financial data may change materially in both cases based on the actual proceeds received under the Capital Purchase Program if our application is approved by Treasury, the timing and utilization of the proceeds as well as certain other factors including the strike price of the warrants, any subsequent changes in our common stock price, and the discount rate used to determine the fair value of the preferred stock.

This information should be read in conjunction with our audited financial statements and the related notes filed as part of our Annual Report on Form 10-K for the year ended December 31, 2007, and included in Appendix B to this proxy statement, and our unaudited consolidated financial statements and the related notes filed as part of our Quarterly Report on Form 10-Q for the quarter ended September 30, 2008, and included in Appendix C to this proxy statement.

OPTIMUMBANK HOLDINGS, INC.

PRO FORMA CONSOLIDATED BALANCE SHEETS

September 30, 2008

	September 30, 2008 (Unaudited)	Minimum Proceeds		Pro Forma w/Minimum Pro Forma	Maximum Proceeds		Pro Forma w/Maximum
	($ in thousands)
Cash and balances due	1,511			1,511			1,511
Investment securities	85,499			85,499			85,499
Fed Funds sold	394	1,526	(2)	1,920	4,578	(2)	4,972
Net loans	162,779			162,779			162,779
Other assets	9,383			9,383			9,383

TOTAL ASSETS	259,566	1,526		261,092	4,578		264,144

Deposits	112,566			112,566			112,566
Short-term borrowings	9,000			9,000			9,000
Long-term debt	110,655			110,655			110,655
Other liabilities	4,082			4,082			4,082

TOTAL LIABILITIES	236,303	0		236,303	0		236,303

Preferred stock	0	1,526	(1)	1,526	4,578	(1)	4,578
Common stock and additional paid-in capital	18,525			18,525			18,525
Warrants	0	130	(1)	130	390	(1)	390
Discount on preferred stock	0	(130)		(130)	(390)		(390)
Retained earnings	4,743			4,743			4,743
Accumulated other comprehensive loss	(5)			(5)			(5)

TOTAL SHAREHOLDERS’ EQUITY	23,263	1,526		24,789	4,578		27,841

TOTAL LIABILITIES & SHAREHOLDERS’ EQUITY	259,566	1,526		261,092	4,578		264,144

CAPITAL RATIOS
Leverage (Tier 1 capital to assets)	9.12%			9.72%			10.91%
Tier 1 capital to risk-weighted assets	15.24%			16.24%			18.24%
Total capital to risk-weighted assets	15.72%			16.72%			18.72%

(1)	Proceeds of the preferred stock issuance are allocated between the estimated relative fair values of the preferred stock and the warrants.
(2)	The proceeds from the Capital Purchase program are assumed to be invested in fed funds sold.

OPTIMUMBANK HOLDINGS, INC.

PRO FORMA CONSOLIDATED STATEMENTS OF INCOME

September 30, 2008

	Actual (Unaudited)	Nine months ended September 30, 2008
		Minimum Proceeds		Pro Forma w/Minimum	Maximum Proceeds		Pro Forma w/Maximum
	(Dollars in thousands, except per share data)
Interest income	11,905	6	(1)	11,911	17	(1)	11,922
Interest expense	6,951			6,951			6,951

Net interest income	4,954	6		4,960	17		4,971
Provision for credit losses	161			161			161

Net interest income after provision for credit losses	4,793	6		4,799	17		4,810

Noninterest income	158			158			158
Noninterest expense	3,317			3,317			3,317

Income before income taxes	1,634	6		1,640	17		1,651
Income tax expense	615	2	(4)	617	6	(4)	621

Net income	1,019	4		1,023	11		1,030

Preferred stock dividends		75	(2)	75	226	(2)	226

Net income available to common stockholders	1,019	(71)		948	(215)		804

Earnings per common share
Basic	.33			.30			.26
Diluted	.32			.30			.25
Average shares outstanding basic	3,120,992			3,120,992			3,120,992
Diluted(3)	3,175,450			3,195,785			3,231,804

(1)	Assumes the Capital Purchase Program proceeds are used to invest in daily fed funds sold for the period at a rate of .50%. The actual impact to net interest income would be different as OptimumBank Holdings expects to utilize a portion of the proceeds for loan origination. However, such impact cannot be estimated at this time as the impact would vary based on the timing when the loans are funded and the actual pricing of any such loans.
(2)	Consists of preferred stock dividends at a 5% annual rate as well as accretion of discount on preferred stock upon issuance. The discount is determined based on the value that is allocated to the warrants upon issuance. The discount is accreted back to par value on a constant effective yield method (approximately 7%) over a five year term, which is the expected life of the preferred stock upon issuance. The estimated accretion is based on a number of assumptions which are subject to change. These assumptions include the discount (market rate at issuance) rate on the preferred stock, and assumptions underlying the value of the warrants. The proceeds are allocated based on the relative fair value of the warrants as compared to the fair value of the preferred stock. The fair value of the warrants is determined under a Black-Scholes model. The model includes assumptions regarding OptimumBank Holdings’ common stock price, dividend yield, stock price volatility, as well as assumptions regarding the risk-free interest rate. The lower the value of the warrants, the less negative impact on net income and earnings per share available to common shareholders. The fair value of the preferred stock is determined based on assumptions regarding the discount rate (market rate) on the preferred stock (currently estimated at 14%). The lower the discount rate, the less negative impact on net income and earnings per share available to common shareholders.
(3)	As described in the Section titled “Terms of the Capital Purchase Program,” the Treasury would receive warrants to purchase a number of shares of our common stock having an aggregate market price equal to 15% of the proceeds on the date of issuance with a strike price equal to the trailing twenty day trading average prior to November 14, 2008. This pro forma assumes that the warrants would give the Treasury the option to purchase 144,265 shares of OptimumBank Holdings common stock assuming maximum proceeds, and 48,088 shares of OptimumBank Holdings’ common stock assuming the minimum proceeds. The pro forma adjustment shows the increase in diluted shares outstanding assuming that the warrants had been issued on January 1, 2007 at a strike price of $4.76 (based on the trailing 20 day OptimumBank Holdings’ average share price as of November 14, 2008) and remained outstanding for the entire period presented. The treasury stock method was utilized to determine dilution of the warrants for the period presented. The strike price of $4.76 was compared to OptimumBank Holdings’ average daily stock price during the nine months ended September 30, 2008 of $7.61.
(4)	Assumes a combined Federal and State income tax rate of 37.63%.

OPTIMUMBANK HOLDINGS, INC.

PRO FORMA CONSOLIDATED STATEMENTS OF INCOME

December 31, 2007

	Actual (Unaudited)	Year ended December 31, 2007
		Minimum Proceeds		Pro Forma w/Minimum	Maximum Proceeds		Pro Forma w/Maximum
	(Dollars in thousands, except per share data)
Interest income	16,137	8	(1)	16,145	23	(1)	16,160
Interest expense	9,700			9,700			9,700

Net interest income	6,437	8		6,445	23		6,460
Provision for credit losses	476			476			476

Net interest income after provision for credit losses	5,961	8		5,969	23		5,984

Noninterest income	533			533			533
Noninterest expense	3,749			3,749			3,749

Income before income taxes	2,745	8		2,753	23		2,768
Income tax expense	1,003	3	(4)	1,006	9	(4)	1,012

Net income	1,742	5		1,747	14		1,756

Preferred stock dividends		99	(2)	99	297	(2)	297

Net income available to common stockholders	1,742	(94)		1,648	(283)		1,459

Earnings per common share
Basic	.56			.53			.47
Diluted	.55			.52			.45
Average shares outstanding basic	3,112,227			3,112,227			3,112,227
Diluted(3)	3,184,745			3,194,357			3,236,292

(1)	Assumes the Capital Purchase Program proceeds are used to invest in daily fed funds sold for the period at a rate of .50%. The actual impact to net interest income would be different as OptimumBank Holdings expects to utilize a portion of the proceeds for lending . However, such impact cannot be estimated at this time as the impact would vary based on the timing when the loans are funded and the actual pricing of any such loans.
(2)	Consists of preferred stock dividends at a 5% annual rate as well as accretion of discount on preferred stock upon issuance. The discount is determined based on the value that is allocated to the warrants upon issuance. The discount is accreted back to par value on a constant effective yield method (approximately 7%) over a five year term, which is the expected life of the preferred stock upon issuance. The estimated accretion is based on a number of assumptions which are subject to change. These assumptions include the discount (market rate at issuance) rate on the preferred stock, and assumptions underlying the value of the warrants. The proceeds are allocated based on the relative fair value of the warrants as compared to the fair value of the preferred stock. The fair value of the warrants is determined under a Black-Scholes model. The model includes assumptions regarding OptimumBank Holdings’ common stock price, dividend yield, stock price volatility, as well as assumptions regarding the risk-free interest rate. The lower the value of the warrants, the less negative impact on net income and earnings per share available to common shareholders. The fair value of the preferred stock is determined based on assumptions regarding the discount rate (market rate) on the preferred stock (currently estimated at 14%). The lower the discount rate, the less negative impact on net income and earnings per share available to common shareholders.
(3)	As described in the Section titled “Terms of the Capital Purchase Program,” the Treasury would receive warrants to purchase a number of shares of our common stock having an aggregate market price equal to 15% of the proceeds on the date of issuance with a strike price equal to the trailing twenty day trading average prior to November 14, 2008. This pro forma assumes that the warrants would give the Treasury the option to purchase 144,265 shares of OptimumBank Holdings’ common stock assuming maximum proceeds, and 48,088 shares of OptimumBank Holdings common stock assuming the minimum proceeds. The pro forma adjustment shows the increase in diluted shares outstanding assuming that the warrants had been issued on January 1, 2007 at a strike price of $4.76 (based on the trailing 20 day OptimumBank Holdings’ average share price as of November 14, 2008) and remained outstanding for the entire period presented. The treasury stock method was utilized to determine dilution of the warrants for the period presented. The strike price of $4.76 was compared to OptimumBank Holdings’ average daily stock price during 2007 of $8.44.
(4)	Assumes a combined Federal and State income tax rate of 37.63%.

The unaudited pro forma consolidated financial data presented above is not necessarily indicative of our financial position or results of operations that actually would have been attained had proceeds from the Capital Purchase Program been received, or the issuance of the warrants pursuant to the Capital Purchase Program been made, at the dates indicated, and is not necessarily indicative of our financial position or results of operations that will be achieved in the future. In addition, our application to participate in the Capital Purchase Program has not been approved by Treasury. Accordingly, we can provide no assurance that the minimum or maximum estimated proceeds included in the unaudited pro forma financial data will ever be received.

Potential Anti-Takeover Effect of Preferred Stock

The Articles Amendment Proposal could have the effect of discouraging, delaying or preventing unsolicited takeover attempts of the Company, even if such proposed actions would be beneficial to the Company’s shareholders. Under the terms of the TARP Capital Purchase Program, if we issue shares of preferred stock to Treasury and we fail to pay the required dividends on the shares for six quarterly dividend periods (whether or not consecutive), the Treasury would have the right to elect two additional directors to our Board. This right would continue until any suspended dividends are paid in full. This could be interpreted as having a potential anti-takeover effect. Shares of the authorized preferred stock could be issued (in a transaction other than under the TARP Capital Purchase Program) in such amounts and on such terms so as to make it more difficult or time consuming for a third party to acquire a majority of our outstanding voting stock or otherwise effect a change of control. The presence of outstanding preferred stock could increase the total consideration to be paid by a potential acquiror, possibly, depending on the terms of the preferred stock, to the point of being cost-prohibitive to the potential acquiror or to the point of materially reducing the consideration to be paid to the holders of our common stock. Our board of directors also could, although it has no present intention of doing so, issue shares of preferred stock to persons who indicate that they would support the board in opposing any unsolicited takeover proposal.

We believe that the flexibility to issue preferred stock can enhance our board of directors’ arm’s-length bargaining capability on behalf of our shareholders in a takeover situation. However, under some circumstances, the ability to designate the rights of, and issue, preferred stock could be used by our board of directors to make a change in control of our company more difficult. Our board of directors may issue preferred stock for capital raising transactions, acquisitions, joint ventures, or other corporate purposes where such issuance has the effect of making an acquisition of the company more difficult or costly, as could also be the case if our board of directors were to issue additional common stock for such purposes.

Text of Proposed Amendment

The full text of the proposed amendment to our articles of incorporation is attached to this proxy statement as Appendix A. The actual text of the amendment may vary as may be determined by the board of directors to comply with regulatory requirements and to effectuate the filing of same with the Florida Secretary of State. If the proposed amendment is adopted, our board of directors would be authorized to issue shares of preferred stock from time to time in one or more series, with full, limited or no voting rights, and with such other rights, preferences, privileges and limitations as may be determined by the board. The authority of our board of directors in this regard would include, but not be limited to, the determination or fixing of the following with respect to shares of any series of preferred stock:

•	the division of the shares of preferred stock into series and the designation and authorized number of shares (up to the number of shares authorized) in each series;

•	the dividend rate and whether dividends are to be cumulative;

•	whether the shares are to be redeemable, and, if so, whether redeemable for cash, property or rights;

•	the liquidation rights to which the holders of the shares will be entitled, and the preferences, if any;

•	whether the shares will be subject to the operation of a sinking fund, and, if so, upon what conditions;

•

whether the shares will be convertible into or exchangeable for shares of any other class or of any other series of any class of capital stock and the terms and conditions of the conversion or exchange;

•	the voting rights of the shares, which may be full, limited or none, except as otherwise required by law;

•	the preemptive rights, if any, to which the holders of the shares will be entitled and any limitations thereon;

•

whether the issuance of any additional shares, or of any shares of any other series, will be subject to restrictions as to issuance, or as to the powers, preferences or rights of any of these other series; and

•	any other rights, preferences, privileges and restrictions.

The rights of the holders of our common stock will be subject to, and may be adversely affected by, the rights of the holders of any preferred stock that may be issued in the future. To the extent that dividends will be payable on any issued shares of preferred stock, the result would be to reduce the amount otherwise available for payment of dividends on outstanding shares of our common stock and there might be restrictions placed on our ability to declare dividends on the our common stock or to repurchase shares of our common stock (as is the case under the TARP Capital Purchase Program). The issuance of preferred stock having voting rights would dilute the voting power of the holders of common stock. To the extent that preferred stock is made convertible into shares of our common stock, the effect, upon such conversion, would also be to dilute the voting power and ownership percentage of the holders of common stock. In addition, holders of preferred stock would normally receive superior rights in the event of any dissolution, liquidation, or winding up of our company, thereby diminishing the rights of the holders of common stock to distribution of the Company’s assets.

The actual effect of the issuance of any shares of preferred stock, other than pursuant to the TARP Capital Purchase Program, upon the rights of holders of our common stock cannot be known until our board of directors determines the specific terms of any shares of preferred stock. For a discussion of what the effects would be upon the rights of holders of the common stock of the Senior Preferred Stock issued pursuant to the TARP Capital Purchase Program, see “—Terms of the TARP Capital Purchase Program-Terms Affecting Common Stock and Any Other Preferred Stock” above.

If the Articles Amendment Proposal is approved, the proposed amendment will become effective upon the filing of the articles of amendment with the Secretary of State of the State of Florida, which we expect we would do promptly following the special meeting.

Adoption of the Articles Amendment Proposal requires the affirmative vote of a majority of the shares of our common stock present in person or by proxy and voting at the special meeting. Abstentions and broker non-votes will have no effect on the Articles Amendment Proposal.

Our board of directors unanimously recommends that you vote FOR this proposal.

PROPOSAL TWO: APPROVAL OF ADJOURNMENT OF SPECIAL MEETING, IF NECESSARY

In the event there are not sufficient votes at the time of the special meeting to approve the Articles Amendment Proposal, our board of directors may propose to adjourn the special meeting to a later date or dates in order to permit the solicitation of additional proxies. Pursuant to the provisions of our bylaws, no notice of an adjourned meeting need be given to shareholders if the date, time and place of the adjourned meeting are announced at the special meeting.

In order to permit proxies that have been received by us at the time of the special meeting to be voted for an adjournment, if necessary, we have submitted this proposal (the “Adjournment Proposal”) to you as a separate matter for your consideration. In this proposal, we are asking you to authorize the holder of any proxy solicited by our board of directors to vote in favor of adjourning the special meeting and any later adjournments. If shareholders approve the Adjournment Proposal, we could adjourn the special meeting, and any adjourned session of the special meeting, to use the additional time to solicit additional proxies in favor of the Articles Amendment Proposal, including the solicitation of proxies from shareholders who have previously voted against the Articles Amendment Proposal. Among other things, approval of the Adjournment Proposal could mean that, even if proxies representing a sufficient number of votes against the Articles Amendment Proposal have been received, we could adjourn the special meeting without a vote on the Articles Amendment Proposal and seek to convince the holders of those shares to change their votes to votes in favor of the Articles Amendment Proposal.

The affirmative vote of a majority of the shares of our common stock present in person or by proxy and voting at the special meeting is required to approve the Adjournment Proposal, if this proposal becomes necessary. Abstentions and broker non-votes will have no effect on the Adjournment Proposal. No proxy that is specifically marked AGAINST the Articles Amendment Proposal will be voted in favor of the Adjournment Proposal unless that proxy is specifically marked FOR approval of the Adjournment Proposal.

Our board of directors believes that if the number of shares present or represented by proxy at the special meeting and voting in favor of the Articles Amendment Proposal is not sufficient to approve Articles Amendment Proposal, it is in the best interests of the shareholders to enable our board of directors to continue to seek to obtain a sufficient number of additional votes to adopt the amendment.

Our board of directors unanimously recommends that you vote FOR this proposal.

FORWARD LOOKING STATEMENTS

This proxy statement contains forward-looking statements that are based on management’s beliefs, assumptions, current expectations, estimates and projections about the financial services industry, the economy, and the Company. Forward-looking statements are identifiable by words or phrases such as that an event or trend “will”, “would”, “could”, or “might” occur, or “continue” or that the Company or its management “believes”, “anticipates”, “expects”, “estimates”, or “intends” that a particular result or event will occur, or other words such as “respond”, “consider”, and “assuming” and variations of such words and similar expressions. The Company’s ability to obtain approval by shareholders of the proposed amendment and successfully satisfy all conditions and requirements for participation in the Capital Purchase Program is not assured and is to some extent dependent on factors outside of the Company’s control. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions that are difficult to predict with regard to timing, extent, likelihood and degree of occurrence. Therefore, actual results and outcomes may materially differ from what may be expressed or forecasted in such forward-looking statements. The Company undertakes no obligation to update, amend or clarify forward-looking statements, whether as a result of new information, future events or otherwise.

SHAREHOLDER PROPOSALS FOR THE 2009 ANNUAL MEETING OF SHAREHOLDERS

Proposals of shareholders intended to be presented at the next annual meeting of the Company expected to be held in April 2009, must be in writing and received by the President of OptimumBank Holdings, Inc. at our main offices, 2477 East Commercial Boulevard, Fort Lauderdale, FL 33308, no later than December 1, 2008. If such proposal or proposals are in compliance with applicable rules and regulations, they will be included in the Company’s proxy statement and form of proxy for that meeting.

OTHER MATTERS

To the best knowledge, information and belief of our board of directors, there are no matters that are to be acted upon at the special meeting other than as described in this proxy statement. If such matters arise, the form of proxy provides that discretionary authority is conferred on the designated persons in the enclosed form of proxy to vote with respect to such matters.

APPENDIX A

AMENDMENT

TO THE

ARTICLES OF INCORPORATION

OF

OPTIMUMBANK HOLDINGS, INC.

Article III of the Articles of Incorporation of OptimumBank Holdings, Inc. is hereby deleted in its entirety and the following new Article III is inserted in its place:

ARTICLE III

(a) The aggregate number of shares of stock of all classes that the corporation shall have authority to issue is 12,000,000 shares, of which 6,000,000 shares shall be common stock, $.01 par value per share (“Common Stock”), and of which 6,000,000 shares shall be preferred stock, no par value (“Preferred Stock”).

(b) The Board of Directors of the corporation is hereby granted the authority, subject to the provisions of this Article III and to the limitations prescribed by law, to classify the unissued shares of Preferred Stock into one or more series of Preferred Stock and with respect to each such series to fix by resolution or resolutions providing for the issuance of such series the terms, including the preferences, rights and limitations, of such series. Each series shall consist of such number of shares as shall be stated in the resolution or resolutions providing for the issuance of such series together with such additional number of shares as the Board of Directors by resolution or resolutions may from time to time determine to issue as a part of the series. The Board of Directors may from time to time decrease the number of shares of any series of Preferred Stock (but not below the number thereof then outstanding) by providing that any unissued shares previously assigned to such series shall no longer constitute part thereof and restoring such unissued shares to the status of authorized but unissued shares of Preferred Stock.

(c) The authority of the Board of Directors with respect to each series shall include, but not be limited to, determination of the following:

(i)	The number of shares constituting that series and the distinctive designation of that series;

(ii)	The dividend rate on the shares of that series, whether dividends shall be cumulative, and, if so, from which date or dates, and the relative rights of priority, if any, of payments of dividends on shares of that series;

(iii)	Whether that series shall have voting rights, in addition to the voting rights provided by law, and, if so, the terms of such voting rights;

(iv)	Whether that series shall have conversion privileges, and, if so, the terms and conditions of such conversion, including provisions for adjustment of the conversion rate in such events as the Board of Directors shall determine;

(v)	Whether or not the shares of that series shall be redeemable, and, if so, the terms and conditions of such redemption, including the date or dates upon or after which they shall be redeemable, and the amount per share payable in case of redemption, which amount may vary under different conditions and at different redemption rates;

(vi)	Whether that series shall have a sinking fund for the redemption or purchase of shares of that series, and, if so, the terms and amount of such sinking fund; and

(vii)	Any other relative rights, preferences and limitations of that series.

(d) The holders of shares of each series of Preferred Stock shall be entitled upon liquidation or dissolution, or upon the distribution of the assets, of the Corporation to such preferences as provided in the resolution or resolutions creating the series, and no more, before any distribution of the assets of the Corporation shall be made to the holders of any other series of Preferred Stock or to the holders of shares of Common Stock. Whenever the holders of shares of Preferred Stock of all series shall have been paid the full amounts to which they shall be entitled, the holders of shares of Common Stock shall be entitled to share ratably in all the remaining assets of the Corporation.

A-1

APPENDIX B

OPTIMUMBANK HOLDINGS, INC. AND SUBSIDIARY

FINANCIAL INFORMATION FOR YEAR ENDED DECEMBER 31, 2007

Audited Consolidated Financial Statements

December 31, 2007 and 2006 and for the Years Then Ended

(Together with Report of Independent Registered Public Accounting Firm)

Report of Independent Registered Public Accounting Firm

OptimumBank Holdings, Inc.

Fort Lauderdale, Florida:

We have audited the accompanying consolidated balance sheets of OptimumBank Holdings, Inc. and Subsidiary (the “Company”) as of December 31, 2007 and 2006, and the related consolidated statements of earnings, stockholders’ equity, and cash flows for the years then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Company at December 31, 2007 and 2006, and the results of its operations and its cash flows for the years then ended, in conformity with U.S. generally accepted accounting principles.

HACKER, JOHNSON & SMITH PA

Fort Lauderdale, Florida

March 24, 2008

OPTIMUMBANK HOLDINGS, INC. AND SUBSIDIARY

Consolidated Balance Sheets

(Dollars in thousands, except share amounts)

	December 31,
	2007	2006
Assets

Cash and due from banks	$475	$923
Federal funds sold	226	681

Total cash and cash equivalents	701	1,604
Securities held to maturity (fair value of $58,117 and $33,150)	58,471	33,399
Security available for sale	244	241
Loans, net of allowance for loan losses of $692 and $974	173,323	181,878
Federal Home Loan Bank stock	2,965	2,956
Premises and equipment, net	3,249	3,990
Foreclosed assets	79	—
Accrued interest receivable	1,448	1,254
Other assets	1,067	381

Total assets	$241,547	$225,703

Liabilities and Stockholders’ Equity

Liabilities:
Noninterest-bearing demand deposits	$1,304	$545
Savings, NOW and money-market deposits	28,202	25,875
Time deposits	95,528	103,082

Total deposits	125,034	129,502
Federal Home Loan Bank advances	56,850	56,550
Other borrowings	28,900	10,950
Junior subordinated debenture	5,155	5,155
Official checks	2,251	2,463
Other liabilities	1,076	611
Deferred income tax liability	34	49

Total liabilities	219,300	205,280

Commitments and contingencies (Notes 4, 8 and 15)

Stockholders’ equity:
Common stock, $.01 par value; 6,000,000 shares authorized, 2,972,507 and 2,820,280 shares issued and outstanding	30	28
Additional paid-in capital	17,308	15,930
Retained earnings	4,913	4,474
Accumulated other comprehensive loss	(4)	(9)

Total stockholders’ equity	22,247	20,423

Total liabilities and stockholders’ equity	$241,547	$225,703

See Accompanying Notes to Consolidated Financial Statements.

OPTIMUMBANK HOLDINGS, INC. AND SUBSIDIARY

Consolidated Statements of Earnings

(In thousands, except share amounts)

	Year Ended December 31,
	2007	2006
Interest income:
Loans	$13,086	$12,662
Securities	2,803	1,323
Other	248	206

Total interest income	16,137	14,191

Interest expense:
Deposits	5,836	5,148
Borrowings	3,864	2,915

Total interest expense	9,700	8,063

Net interest income	6,437	6,128
Provision for loan losses	476	265

Net interest income after provision for loan losses	5,961	5,863

Noninterest income:
Service charges and fees	79	69
Loan prepayment fees	294	250
Gain on early extinguishment of debt	—	202
Litigation settlement	155	93
Other	5	14

Total noninterest income	533	628

Noninterest expenses:
Salaries and employee benefits	2,061	2,002
Occupancy and equipment	662	646
Data processing	171	172
Professional fees	280	254
Insurance	59	67
Stationary and supplies	39	36
Other	477	397

Total noninterest expenses	3,749	3,574

Earnings before income taxes	2,745	2,917
Income taxes	1,003	1,083

Net earnings	$1,742	$1,834

Net earnings per share:
Basic	$.59	$.62

Diluted	$.57	$.60

See Accompanying Notes to Consolidated Financial Statements.

OPTIMUMBANK HOLDINGS, INC. AND SUBSIDIARY

Consolidated Statements of Stockholders’ Equity

Years Ended December 31, 2007 and 2006

(Dollars in thousands)

	Common Stock		Additional Paid-In Capital	Retained Earnings	Accumulated Other Compre- hensive Loss	Total Stockholders’ Equity

	Shares	Amount
Balance at December 31, 2005	2,663,775	$27	$14,141	$4,249	$(7)	$18,410

Proceeds from sale of common stock	1,277	—	14	—	—	14

Proceeds from exercise of common stock options including tax benefit of $37	21,150	—	167	—	—	167

5% stock dividend	134,078	1	1,608	(1,609)	—	—

Comprehensive income:
Net earnings	—	—	—	1,834	—	1,834
Net change in unrealized loss on security available for sale, net of tax	—	—	—	—	(2)	(2)

Comprehensive income						1,832

Balance at December 31, 2006	2,820,280	$28	$15,930	$4,474	$(9)	$20,423

Proceeds from sale of common stock	4,172	—	37	—	—	37

Proceeds from exercise of common stock options	7,166	—	41	—	—	41

5% stock dividend (fractional shares paid in cash)	140,889	2	1,300	(1,303)	—	(1)

Comprehensive income:
Net earnings	—	—	—	1,742	—	1,742
Net change in unrealized loss on security available for sale, net of tax	—	—	—	—	5	5

Comprehensive income						1,747

Balance at December 31, 2007	2,972,507	$30	$17,308	$4,913	$(4)	$22,247

See Accompanying Notes to Consolidated Financial Statements.

OPTIMUMBANK HOLDINGS, INC. AND SUBSIDIARY

Consolidated Statements of Cash Flows

(In thousands)

	Year Ended December 31,
	2007	2006
Cash flows from operating activities:
Net earnings	$1,742	$1,834
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	225	237
Provision for loan losses	476	265
Gain on early extinguishment of debt	—	(202)
Deferred income tax benefit	(13)	(138)
Net amortization of fees, premiums and discounts	372	635
Increase in accrued interest receivable	(194)	(224)
(Increase) decrease in other assets	(686)	606
Increase in official checks and other liabilities	253	746

Net cash provided by operating activities	2,175	3,759

Cash flows from investing activities:
Purchases of securities held to maturity	(34,206)	(12,038)
Principal repayments and calls of securities held to maturity	9,193	3,967
Net decrease (increase) in loans	7,569	(12,262)
Sale (purchase) of premises and equipment, net	516	(153)
Purchase of Federal Home Loan Bank stock	(9)	(244)

Net cash used in investing activities	(16,937)	(20,730)

Cash flows from financing activities:
Net (decrease) increase in deposits	(4,468)	15,438
Net increase (decrease) in other borrowings	17,950	(2,000)
Proceeds from sale of common stock	37	14
Proceeds from Federal Home Loan Bank advances	11,300	18,802
Repayment of Federal Home Loan Bank advances	(11,000)	(15,000)
Proceeds from exercise of common stock options	41	130
Tax benefit associated with exercise of common stock options	—	37
Fractional shares of stock dividend paid in cash	(1)	—

Net cash provided by financing activities	13,859	17,421

Net (decrease) increase in cash and cash equivalents	(903)	450
Cash and cash equivalents at beginning of the year	1,604	1,154

Cash and cash equivalents at end of the year	$701	$1,604

Supplemental disclosure of cash flow information:
Cash paid during the year for:
Interest	$9,697	$8,050

Income taxes	$1,014	$1,033

Noncash transactions:
Change in accumulated other comprehensive income, net change in unrealized loss on security available for sale, net of tax	$5	$(2)

Common stock dividend	$1,302	$1,609

Loan reclassified to foreclosed assets	$79	$—

See Accompanying Notes to Consolidated Financial Statements.

OPTIMUMBANK HOLDINGS, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements

December 31, 2007 and 2006 and the Years Then Ended

(1) Summary of Significant Accounting Policies

Organization. OptimumBank Holdings, Inc. (the “Holding Company”) is a one-bank holding company and owns 100% of OptimumBank (the “Bank”), a state (Florida)-chartered commercial bank (collectively, the “Company”). The Holding Company’s only business is the operation of the Bank. The Bank’s deposits are insured by the Federal Deposit Insurance Corporation. The Bank offers a variety of community banking services to individual and corporate customers through its three banking offices located in Broward County, Florida.

Basis of Presentation. The accompanying consolidated financial statements include the accounts of the Holding Company and the Bank. All significant intercompany accounts and transactions have been eliminated in consolidation. The accounting and reporting practices of the Company conform to U.S. generally accepted accounting principles and to general practices within the banking industry. The following summarizes the more significant of these policies and practices:

Use of Estimates. In preparing consolidated financial statements in conformity with U.S. generally accepted accounting principles, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the date of the consolidated balance sheet and reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. A material estimate that is particularly susceptible to significant change in the near term relates to the determination of the allowance for loan losses.

Cash and Cash Equivalents. For purposes of the consolidated statements of cash flows, cash and cash equivalents include cash and balances due from banks and federal funds sold, all of which mature within ninety days.

The Company is required by law or regulation to maintain cash reserves in the form of vault cash or in accounts with other banks. There were no reserve balances required at December 31, 2007 and 2006.

Securities. Securities may be classified as either trading, held to maturity or available for sale. Trading securities are held principally for resale and recorded at their fair values. Unrealized gains and losses on trading securities are included immediately in earnings. Held to maturity securities are those which management has the positive intent and ability to hold to maturity and are reported at amortized cost. Available for sale securities consist of securities not classified as trading securities nor as held to maturity securities. Unrealized holding gains and losses, net of tax on available for sale securities are reported as a net amount in accumulated other comprehensive loss in stockholders’ equity until realized. Gains and losses on the sale of available for sale securities are determined using the specific-identification method. Premiums and discounts on securities available for sale and held to maturity are recognized in interest income using the interest method over the period to maturity.

Loans. Loans that management has the intent and ability to hold for the foreseeable future or until maturity or pay-off are reported at their outstanding principal adjusted for any charge-offs, the allowance for loan losses, and any deferred fees or costs.

Commitment fees, and loan origination fees are deferred and certain direct origination costs are capitalized. Both are recognized as an adjustment of the yield of the related loan.

(continued)

OPTIMUMBANK HOLDINGS, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements, Continued

(1) Summary of Significant Accounting Policies, Continued

Loans, Continued. The accrual of interest on loans is discontinued at the time the loan is ninety days delinquent unless the loan is well collateralized and in process of collection. In all cases, loans are placed on nonaccrual or charged-off at an earlier date if collection of principal or interest is considered doubtful.

All interest accrued but not collected for loans that are placed on nonaccrual or charged-off is reversed against interest income. The interest on these loans is accounted for on the cash-basis or cost-recovery method, until qualifying for return to accrual. Loans are returned to accrual status when all the principal and interest amounts contractually due are brought current and future payments are reasonably assured.

Allowance for Loan Losses. The allowance for loan losses is established as losses are estimated to have occurred through a provision for loan losses charged to earnings. Loan losses are charged against the allowance when management believes the uncollectibility of a loan balance is confirmed. Subsequent recoveries, if any, are credited to the allowance.

The allowance for loan losses is evaluated on a regular basis by management and is based upon management’s periodic review of the collectibility of the loans in light of historical experience, the nature and volume of the loan portfolio, adverse situations that may affect the borrower’s ability to repay, estimated value of any underlying collateral and prevailing economic conditions. This evaluation is inherently subjective as it requires estimates that are susceptible to significant revision as more information becomes available.

The allowance consists of specific and general components. The specific component relates to loans that are classified as impaired. For such loans, an allowance is established when the discounted cash flows (or collateral value or observable market price) of the impaired loans are lower than the carrying value of those loans. The general component covers all other loans and is based on historical loss experience adjusted for qualitative factors.

A loan is considered impaired when, based on current information and events, it is probable that the Company will be unable to collect the scheduled payments of principal or interest when due. Factors considered by management in determining impairment include payment status, collateral value, and the probability of collecting scheduled principal and interest payments when due. Loans that experience insignificant payment delays and payment shortfalls generally are not classified as impaired. Management determines the significance of payment delays and payment shortfalls on a case-by-case basis, taking into consideration all of the circumstances surrounding the loan and the borrower, including the length of the delay, the reasons for the delay, the borrower’s prior payment record, and the amount of the shortfall in relation to the principal and interest owed. Impairment is measured on a loan by loan basis for commercial real estate, land and construction and multi-family real estate loans by either the present value of expected future cash flows discounted at the loan’s effective interest rate, the loan’s obtainable market price, or the fair value of the collateral if the loan is collateral-dependent.

Large groups of smaller balance homogeneous loans are collectively evaluated for impairment. Accordingly, the Company does not separately identify individual consumer and residential loans for impairment disclosures.

Foreclosed Assets. Assets repossessed or acquired by foreclosure or deed in lieu of foreclosure are carried at the lower of estimated fair value or the balance of the loan on the assets at date of acquisition. Costs relating to the development and improvement of assets are capitalized, whereas those relating to holding the assets are charged to expense. Valuations are periodically performed by management and losses are charged to earnings if the carrying value of the assets exceeds its estimated fair value.

(continued)

OPTIMUMBANK HOLDINGS, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements, Continued

(1) Summary of Significant Accounting Policies, Continued

Premises and Equipment. Land is stated at cost. Buildings and improvements, furniture, fixtures, equipment, and leasehold improvements are stated at cost, less accumulated depreciation and amortization. Depreciation and amortization expense are computed using the straight-line method over the estimated useful life of each type of asset or lease term, if shorter.

Preferred Securities of Unconsolidated Subsidiary Trust. On September 30, 2004, the Company acquired the common stock of OptimumBank Holdings Capital Trust I (“Issuer Trust”), an unconsolidated subsidiary trust. The Issuer Trust used the proceeds from the issuance of $5,000,000 of its preferred securities to third-party investors and common stock to acquire a $5,155,000 debenture issued by the Company. This debenture and certain capitalized costs associated with the issuance of the preferred stock comprise the Issuer Trust’s only assets and the interest payments from the debentures finance the distributions paid on the preferred securities. The Company recorded the debenture in “Junior Subordinated Debenture” and its equity interest in the business trust in “Other Assets” on the consolidated balance sheets.

The Company has entered into agreements which, taken collectively, fully and unconditionally guarantee the preferred securities of the Issuer Trust subject to the terms of the guarantee.

The debenture held by the Issuer Trust currently qualifies as Tier I capital for the Company under Federal Reserve Board guidelines.

Transfer of Financial Assets. Transfers of financial assets are accounted for as sales, when control over the assets has been surrendered. Control over transferred assets is deemed to be surrendered when (1) the assets have been isolated from the Company, (2) the transferee obtains the right (free of conditions that constrain it from taking advantage of that right) to pledge or exchange the transferred assets, and (3) the Company does not maintain effective control over the transferred assets through an agreement to repurchase them before their maturity.

Income Taxes. Deferred income tax assets and liabilities are recorded to reflect the tax consequences on future years of temporary differences between revenues and expenses reported for financial statement and those reported for income tax purposes. Deferred tax assets and liabilities are measured using the enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be realized or settled. Valuation allowances are provided against assets which are not likely to be realized.

The Holding Company and the Bank file a consolidated income tax return. Income taxes are allocated proportionately to the Holding Company and subsidiary as though separate income tax returns were filed.

Advertising. The Company expenses all media advertising as incurred. Media advertising expense included in other in the accompanying consolidated statements of earnings was approximately $40,000 and $32,000 during the years ended December 31, 2007 and 2006, respectively.

Stock Compensation Plans. Effective January 1, 2006, the Company adopted the fair value recognition provisions of FASB Statement No. 123(R), Share-Based Payment (“SFAS 123(R)”), using the modified-prospective-transition method. Under that transition method, compensation cost recognized includes: (a) compensation cost for all share-based payments granted prior to, but not yet vested as of January 1, 2006,

(continued)

OPTIMUMBANK HOLDINGS, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements, Continued

(1) Summary of Significant Accounting Policies, Continued

Stock Compensation Plans, Continued.

based on the grant date fair value calculated in accordance with the original provisions of SFAS 123, Accounting for Stock-Based Compensation (as amended by SFAS No. 148, Accounting for Stock-Based Compensation Transition and Disclosure) (collectively SFAS 123) and (b) compensation cost for all share-based payments granted subsequent to December 31, 2005, based on the grant-date fair value estimated in accordance with the provisions of SFAS 123(R). At December 31, 2005, all outstanding options had vested.

Earnings Per Share. Basic earnings per share is computed on the basis of the weighted-average number of common shares outstanding. Diluted earnings per share is computed based on the weighted-average number of shares outstanding plus the effect of outstanding stock options, computed using the treasury stock method. All amounts reflect the 5% stock dividends declared in May 2007 and April 2006. Earnings per common share have been computed based on the following:

	Year Ended December 31,
	2007	2006
Weighted-average number of common shares outstanding used to calculate basic earnings per common share	2,964,026	2,953,673
Effect of dilutive stock options	69,064	125,962

Weighted-average number of common shares outstanding used to calculate diluted earnings per common share	3,033,090	3,079,635

The following options were excluded from the calculation of EPS due to the exercise price being above the average market price:

	Number Outstanding	Exercise Price	Expire
For the year ended December 31, 2007:
Options	254,678	$10.00-12.49	2014-2015

Off-Balance-Sheet Financial Instruments. In the ordinary course of business the Company has entered into off-balance-sheet financial instruments consisting of commitments to extend credit. Such financial instruments are recorded in the consolidated financial statements when they are funded.

Fair Values of Financial Instruments. The fair value of a financial instrument is the current amount that would be exchanged between willing parties, other than in a forced liquidation. Fair value is best determined based upon quoted market prices. However, in many instances, there are no quoted market prices for the Company’s various financial instruments. In cases where quoted market prices are not available, fair values are based on estimates using present value or other valuation techniques. Those techniques are significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. Accordingly, the fair value estimates may not be realized in an immediate settlement of the instrument or may not necessarily represent the underlying fair value of the Company. The following methods and assumptions were used by the Company in estimating fair values of financial instruments disclosed herein:

Cash and Cash Equivalents. The carrying amounts of cash and cash equivalents approximate their fair value.

(continued)

OPTIMUMBANK HOLDINGS, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements, Continued

(1) Summary of Significant Accounting Policies, Continued

Fair Values of Financial Instruments, Continued.

Securities. Fair values for securities are based on quoted market prices, where available. If quoted market prices are not available, fair values are based on quoted market prices of comparable instruments.

Federal Home Loan Bank Stock. Fair value of the Company’s investment in Federal Home Loan Bank stock is based on its redemption value, which is its cost of $100 per share.

Loans. For variable-rate loans that reprice frequently and have no significant change in credit risk, fair values are based on carrying values. Fair values for certain fixed-rate mortgage (e.g. one-to-four family residential), commercial real estate and commercial loans are estimated using discounted cash flow analyses, using interest rates currently being offered for loans with similar terms to borrowers of similar credit quality. Fair values for nonperforming loans are estimated using discounted cash flow analyses or underlying collateral values, where applicable.

Deposit Liabilities. The fair values disclosed for demand, NOW, money-market and savings deposits are, by definition, equal to the amount payable on demand at the reporting date (that is, their carrying amounts). Fair values for fixed-rate time deposits are estimated using a discounted cash flow calculation that applies interest rates currently being offered on time deposits to a schedule of aggregated expected monthly maturities of time deposits.

Accrued Interest. The carrying amounts of accrued interest approximate their fair values.

Federal Home Loan Bank Advances, Junior Subordinated Debenture and Other Borrowings. Fair values of Federal Home Loan Bank advances, junior subordinated debenture and other borrowings which consist of securities sold under an agreement to repurchase are estimated using discounted cash flow analysis based on the Company’s current incremental borrowings rates for similar types of borrowings.

Off-Balance-Sheet Financial Instruments. Fair values for off-balance-sheet lending commitments are based on fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the counterparties’ credit standing.

Comprehensive Income. Accounting principles generally require that recognized revenue, expenses, gains and losses be included in net earnings. Although certain changes in assets and liabilities, such as unrealized gains and losses on available for sale securities, are reported as a separate component of the equity section of the consolidated balance sheets, such items along with net earnings, are components of comprehensive income. The only component of other comprehensive income is the net change in unrealized loss on securities available for sale for the years ended December 31, 2007 and 2006.

Recent Pronouncements. In September 2006, Financial Accounting Standards Board (“FASB”) issued SFAS No. 157, Fair Value Measurements (“SFAS 157”). SFAS 157 defines fair value, establishes a framework for measuring fair value in accordance with generally accepted accounting principles, and expands disclosures about fair value measurements. This statement is effective for the Company as of January 1, 2008. Management is in the process of evaluating the impact of SFAS 157 and does not anticipate it will have any effect on the Company’s consolidated financial condition or results of operations.

(continued)

OPTIMUMBANK HOLDINGS, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements, Continued

(1) Summary of Significant Accounting Policies, Continued

Fair Values of Financial Instruments, Continued.

Recent Pronouncements, Continued. In February 2007, the FASB issued SFAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities (“SFAS 159”). SFAS 159 provides the Company with an option to report selected financial assets and liabilities at fair value. This statement is effective for the Company as of January 1, 2008. Management is in the process of evaluating the impact of SFAS 159 and does not anticipate it will have any effect on the Company’s consolidated financial condition or results of operations.

In December 2007, the FASB issued SFAS No. 141(R), Business Combinations (“SFAS 141(R)”). SFAS 141(R) is effective for fiscal years beginning after December 15, 2008 and early implementation is not permitted. SFAS 141(R) requires the acquiring entity in a business combination to recognize all (and only) the assets acquired and liabilities assumed in the transaction; establishes the acquisition date fair value as the measurement objective for all assets acquired and liabilities assumed; and requires the acquirer to disclose to investors and other users all of the information they need to evaluate and understand the nature and financial effect of the business combination. Acquisition related costs including finder’s fees, advisory, legal, accounting valuation and other professional and consulting fees are required to be expensed as incurred. Management is in the process of evaluating the impact of SFAS 141(R) and does not anticipate it will have any current effect on the Company’s consolidated financial condition or results of operations.

(2) Securities

Securities have been classified according to management’s intent. The carrying amount of securities and approximate fair values are as follows (in thousands):

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
At December 31, 2007:
Securities Held to Maturity:
Mortgage-backed securities	$58,371	$229	$(583)	$58,017
State of Israel bond	100	—	—	100

	$58,471	$229	$(583)	$58,117

Security Available for Sale-
Mutual fund	$250	$—	$(6)	$244

At December 31, 2006:
Securities Held to Maturity:
Mortgage-backed securities	$33,299	$272	$(521)	$33,050
State of Israel bond	100	—	—	100

	$33,399	$272	$(521)	$33,150

Security Available for Sale-
Mutual fund	$250	$—	$(9)	$241

There were no securities sold during the years ended December 31, 2007 or 2006.

(continued)

OPTIMUMBANK HOLDINGS, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements, Continued

(2) Securities, Continued

Securities with gross unrealized losses at December 31, 2007, aggregated by investment category and length of time that individual securities have been in a continuous loss position, is as follows (in thousands):

	Less Than Twelve Months		Over Twelve Months
	Gross Unrealized Losses	Fair Value	Gross Unrealized Losses	Fair Value
Securities held to maturity-
Mortgage-backed securities	$(291)	$25,298	$(292)	$15,412

Security available for sale-
Mutual fund	$—	$—	$(6)	$244

Management evaluates securities for other-than-temporary impairment at least on a quarterly basis, and more frequently when economic or market concerns warrant such evaluation. Consideration is given to (1) the length of time and the extent to which the fair value has been less than cost, (2) the financial condition and near-term prospects of the issuer, and (3) the intent and ability of the Company to retain its investment in the issuer for a period of time sufficient to allow for any anticipated recovery in fair value.

The unrealized losses on investment securities held to maturity were caused by market changes. It is expected that the securities would not be settled at a price less than the par value of the investments. Because the decline in fair value is attributable to market changes and not credit quality, and because the Company has the ability and intent to hold these investments until a market price recovery or maturity, these investments are not considered other-than-temporarily impaired.

(3) Loans

The components of loans are as follows (in thousands):

	At December 31,
	2007	2006
Residential real estate	$65,908	$70,868
Multi-family real estate	10,275	10,769
Commercial real estate	75,777	68,852
Land and construction	21,093	31,022
Consumer	15	227

Total loans	173,068	181,738

Add (deduct):
Net deferred loan fees, costs and premiums	970	1,163
Loan discounts	(23)	(49)
Allowance for loan losses	(692)	(974)

Loans, net	$173,323	$181,878

(continued)

OPTIMUMBANK HOLDINGS, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements, Continued

(3) Loans, Continued

An analysis of the change in the allowance for loan losses follows (in thousands):

	Year Ended December 31,
	2007	2006
Beginning balance	$974	$777
Charge-offs	(758)	(68)
Provision for loan losses	476	265

Ending balance	$692	$974

There were no impaired loans during 2006 or at December 31, 2007. During 2007, the average net investment in impaired loans and interest income recognized and received on impaired loans is as follows (in thousands):

Average investment in impaired loans	$1,581

Interest income recognized on impaired loans	$39

Interest income received on impaired loans	$39

At December 31, 2006, the Company had no nonaccrual loans or loans over 90 days past due still accruing interest. Nonaccrual and past due loans were as follows as of December 31, 2007 (in thousands):

Nonaccrual loans	$245

Past due ninety days or more, but still accruing interest	$—

(4) Premises and Equipment

A summary of premises and equipment follows (in thousands):

	At December 31,
	2007	2006
Land	$1,171	$1,371
Buildings and improvements	1,940	2,336
Furniture, fixtures and equipment	987	896
Leasehold improvements	114	111

Total, at cost	4,212	4,714
Less accumulated depreciation and amortization	(963)	(724)

Premises and equipment, net	$3,249	$3,990

On February 1, 2007, the Company entered into a sale/leaseback transaction for its Galt Ocean Mile branch facility. No gain or loss was recognized on this transaction.

(continued)

OPTIMUMBANK HOLDINGS, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements, Continued

(4) Premises and Equipment, Continued

The Company currently leases two branch facilities under operating leases. One lease contains renewal options and requires the Company to pay an allowable share of common area maintenance and real estate taxes. The other lease only requires the Company to pay real estate taxes. Rent expense under operating leases during the years ended December 31, 2007 and 2006 was $119,000 and $70,000 respectively. At December 31, 2007, the future minimum lease payments are approximately as follows (in thousands):

Year Ending	Amount
2008	$130
2009	130
2010	130
2011	130
2012	81
Thereafter	70

$671

(5) Deposits

The aggregate amount of time deposits with a minimum denomination of $100,000, was approximately $38.9 million and $40.9 million at December 31, 2007 and 2006, respectively.

A schedule of maturities of time deposits at December 31, 2007 follows (in thousands):

Year Ending December 31,	Amount
2008	$78,100
2009	10,961
2010	5,555
2011	801
2012	111

$95,528

(continued)

OPTIMUMBANK HOLDINGS, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements, Continued

(6) Federal Home Loan Bank Advances and Junior Subordinated Debenture

The maturities and interest rates on the Federal Home Loan Bank (“FHLB”) advances were as follows (dollars in thousands):

Maturity Year Ending December 31,	Call Date	Interest Rate		At December 31,
				2007	2006
Daily	—	4.40	%(a)	$700	$2,500
2007	—	3.48		—	2,500
2007	—	3.70		—	2,000
2009	—	4.92		1,000	1,000
2009	—	4.99		5,000	5,000
2009	—	4.95		5,000	—
2012	2009	4.75		4,000	—
2013	2008	3.42		2,000	2,000
2013	2008	3.09		3,000	3,000
2013	2008	2.80		1,950	1,950
2013	2008	2.56		3,000	3,000
2013	2008	3.44		3,000	3,000
2014	2007	3.14		—	4,000
2014	2009	3.64		8,000	8,000
2016	2009	4.51		5,000	5,000
2016	2009	4.65		8,000	8,000
2016	2009	4.44		5,600	5,600
2017	2009	4.38		1,600	—

				$56,850	$56,550

(a)	Adjusts daily

Certain of the above advances are callable by the FHLB at the dates indicated.

At December 31, 2007 and 2006, the FHLB advances were collateralized by a blanket lien on qualifying residential one-to-four family mortgage loans, commercial and multi-family real estate loans and all of the Company’s Federal Home Loan Bank stock.

During 2006, the Company repaid $15,000,000 of FHLB advances early resulting in a gain of $202,000.

On September 30, 2004, the Company issued a $5,155,000 junior subordinated debenture to an unconsolidated subsidiary. The debenture has a term of thirty years. The interest rate is fixed at 6.4% for the first five years, and thereafter, the coupon rate will float quarterly at the three-month LIBOR rate plus 2.45%. The junior subordinated debenture, due in 2034, is redeemable in certain circumstances after October 2009.

(continued)

OPTIMUMBANK HOLDINGS, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements, Continued

(7) Other Borrowings

Other borrowings consist of securities sold under an agreement to repurchase. The securities sold under the agreement to repurchase were delivered to the broker-dealer who arranged the transactions. Information concerning the securities sold under an agreement to repurchase is summarized as follows (dollars in thousands):

	Year Ended December 31,
	2007	2006
Balance at year end	$28,900	$10,950
Average balance during the year	$26,971	$12,756
Average interest rate during the year	4.72%	4.41%
Maximum month-end balance during the year	$31,900	$12,950
Securities held to maturity pledged as collateral	$33,675	$15,352

The maturities and interest rates on securities sold under an agreement to repurchase are as follows (dollars in thousands):

	Interest Rate	At December 31,
Maturing Year Ended December 31,		2007	2006
2007	4.02%	$—	$5,350
2007	4.85%	—	3,000
2007	5.32%	—	2,600
2012	4.60%	6,000	—
2012	4.63%	4,500	—
2012	4.69%	8,000	—
2012	4.71%	4,600	—
2012	4.64%	5,800	—

		$28,900	$10,950

At December 31, 2007, the Company also had $6 million available under a line of credit with its correspondent bank. There were no amounts outstanding in connection with this agreement at December 31, 2007.

(continued)

OPTIMUMBANK HOLDINGS, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements, Continued

(8) Financial Instruments

The estimated fair values of the Company’s financial instruments were as follows (in thousands):

	At December 31, 2007		At December 31, 2006
	Carrying Amount	Fair Value	Carrying Amount	Fair Value
Financial assets:
Cash and cash equivalents	$701	$701	$1,604	$1,604
Securities held to maturity	58,471	58,117	33,399	33,150
Security available for sale	244	244	241	241
Loans	173,323	172,860	181,878	181,688
Federal Home Loan Bank stock	2,965	2,965	2,956	2,956
Accrued interest receivable	1,448	1,448	1,254	1,254

Financial liabilities:
Deposit liabilities	125,034	125,134	129,502	129,059
Federal Home Loan Bank advances	56,850	56,346	56,550	54,178
Other borrowings	28,900	29,317	10,950	10,887
Junior subordinated debenture	5,155	5,083	5,155	5,086
Off-balance sheet financial instruments	—	—	—	—

The Company is party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments are commitments to extend credit and may involve, to varying degrees, elements of credit and interest-rate risk in excess of the amount recognized in the consolidated balance sheet. The contract amounts of these instruments reflect the extent of involvement the Company has in these financial instruments.

The Company’s exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit is represented by the contractual amount of those instruments. The Company uses the same credit policies in making commitments as it does for on-balance-sheet instruments.

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Because some of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Company evaluates each customer’s credit worthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Company, upon extension of credit, is based on management’s credit evaluation of the counterparty.

Commitments to extend credit typically result in loans with a market interest rate when funded. A summary of the amounts of the Company’s financial instruments with off-balance-sheet risk at December 31, 2007 follows (in thousands):

Contract Amount
Undisbursed loans in process	$250

Commitments to extend credit	$6,665

(continued)

OPTIMUMBANK HOLDINGS, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements, Continued

(9) Credit Risk

The Company grants the majority of its loans to borrowers throughout Broward and portions of Palm Beach and Miami-Dade Counties, Florida. Although the Company has a diversified loan portfolio, a significant portion of its borrowers’ ability to honor their contracts is dependent upon the economy in Broward, Palm Beach and Miami-Dade Counties, Florida.

(10) Income Taxes

Income taxes consisted of the following (in thousands):

	Year Ended December 31,
	2007	2006
Current:
Federal	$866	$1,041
State	150	180

Total current	1,016	1,221

Deferred:
Federal	(10)	(118)
State	(3)	(20)

Total deferred	(13)	(138)

Total	$1,003	$1,083

The reasons for the differences between the statutory Federal income tax rate and the effective tax rate are summarized as follows (dollars in thousands):

	Year Ended December 31,
	2007		2006
	Amount	% of Pretax Earnings	Amount	% of Pretax Earnings
Income taxes at statutory rate	$933	34.0%	$992	34.0%
Increase (decrease) resulting from:
State taxes, net of Federal tax benefit	97	3.5	106	3.6
Other	(27)	(1.0)	(15)	(.5)

	$1,003	36.5%	$1,083	37.1%

(continued)

OPTIMUMBANK HOLDINGS, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements, Continued

(10) Income Taxes, Continued

The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities are presented below (in thousands).

	At December 31,
	2007	2006
Deferred tax assets:
Allowance for loan losses	$186	$282
Unrealized loss on security available for sale	2	—

Deferred tax assets	188	282

Deferred tax liabilities:
Loan costs	(39)	(49)
Accrual to cash adjustment	(62)	(123)
Premises and equipment	(104)	(142)
Other	(17)	(17)

Deferred tax liabilities	(222)	(331)

Net deferred income tax liability	$(34)	$(49)

(11) Related Party Transactions

The Company has entered into transactions with its executive officers, directors and their affiliates in the ordinary course of business. There were loans to related parties at December 31, 2007 and 2006 of approximately $3,810,000 and $2,243,000, respectively. At December 31, 2007 and 2006, these same related parties had approximately $1,436,000 and $1,931,000, respectively, on deposit with the Company.

(12) Stock-Based Compensation

The Company established an Incentive Stock Option Plan (the “Plan”) for officers, directors and employees of the Company and reserved 544,840 (amended) shares of common stock for the plan. Both incentive stock options and nonqualified stock options may be granted under the plan. The exercise price of the stock options is determined by the board of directors at the time of grant, but cannot be less than the fair market value of the common stock on the date of grant. The options vest over three and five years. However, the Company’s board of directors authorized the immediate vesting of all stock options outstanding as of December 29, 2005 in order to reduce noncash compensation expense that would have been recorded in its consolidated statements of earnings in future years upon adoption of SFAS 123(R) in January 2006. The options must be exercised within ten years from the date of grant. At December 31, 2007, 13,561 options were available for grant.

(continued)

OPTIMUMBANK HOLDINGS, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements, Continued

(12) Stock-Based Compensation, Continued

A summary of the activity in the Company’s stock option plan is as follows. All option amounts reflect the 5% stock dividends declared in May 2007 and April 2006. The Board of Directors did not adjust the exercise price of the stock options outstanding to reflect the 5% stock dividends (dollars in thousands, except share amounts):

	Number of Options	Weighted- Average Exercise Price	Weighted- Average Remaining Contractual Term	Aggregate Intrinsic Value
Outstanding at December 31, 2005	521,484	$7.98
Exercised	(21,150)	6.45
Forfeited	(9,702)	9.67

Outstanding at December 31, 2006	490,632	8.04
Exercised	(7,166)	5.67
Forfeited	(3,859)	10.00

Outstanding and exercisable at December 31, 2007	479,607	$8.06	5.7 years	$226

The total intrinsic value of options exercised during the years ended December 31, 2007 and 2006 was $16,675 and $106,734, respectively, and the tax benefit relating to the stock options exercised in 2006 was $37,000. There was no tax benefit recognized in 2007.

Effective January 1, 2002, the Board of Directors adopted a nonemployee director compensation and stock purchase plan under which each outside director is required to purchase Company stock with compensation for board meetings at a price no less than fair market value. A total of 15,941 shares (as adjusted to reflect the 5% stock dividends declared in May 2007 and April 2006) have been authorized for issuance to outside directors under this plan. A total of 4,172 and 1,277 shares of common stock were issued to outside directors under this plan during the years ended December 31, 2007 and 2006, respectively. A total of 5,300 shares were available for issuance at December 31, 2007. This plan was terminated effective January 1, 2008.

(13) Regulatory Matters

The Bank is subject to various regulatory capital requirements administered by the regulatory banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Company’s and Bank’s financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of their assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and percentages (set forth in the following table) of total and Tier 1 capital (as defined in the regulations) to risk-weighted assets (as defined) and of Tier 1 capital (as defined) to average assets (as defined). Management believes, as of December 31, 2007, the Bank met all capital adequacy requirements to which they are subject.

(continued)

OPTIMUMBANK HOLDINGS, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements, Continued

(13) Regulatory Matters, Continued

As of December 31, 2007, the most recent notification from the regulatory authorities categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, an institution must maintain minimum total risk-based, Tier I risk-based, and Tier I leverage percentages as set forth in the following tables. There are no conditions or events since that notification that management believes have changed the Bank’s category. The Bank’s actual capital amounts and percentages are also presented in the table (dollars in thousands).

	Actual		For Capital Adequacy Purposes		Minimum To Be Well Capitalized Under Prompt Corrective Action Provisions
	Amount	%	Amount	%	Amount	%
As of December 31, 2007:
Total Capital to Risk-Weighted Assets	$27,966	17.95%	$12,465	8.00%	$15,581	10.00%
Tier I Capital to Risk-Weighted Assets	27,274	17.50	6,232	4.00	9,349	6.00
Tier I Capital to Total Assets	27,274	11.15	9,787	4.00	12,234	5.00

As of December 31, 2006:
Total Capital to Risk- Weighted Assets	26,334	16.72	12,599	8.00	15,749	10.00
Tier I Capital to Risk- Weighted Assets	25,360	16.10	6,299	4.00	9,449	6.00
Tier I Capital to Total Assets	25,360	11.24	9,026	4.00	11,282	5.00

(14) Dividends

The Company is limited in the amount of cash dividends that may be paid. Banking regulations place certain restrictions on dividends and loans or advances made by the Bank to the Holding Company. The amount of cash dividends that may be paid by the Bank to the Holding Company is based on the Bank’s net earnings of the current year combined with the Bank’s retained earnings of the preceding two years, as defined by state banking regulations. However, for any dividend declaration, the Company must consider additional factors such as the amount of current period net earnings, liquidity, asset quality, capital adequacy and economic conditions. It is likely that these factors would further limit the amount of dividend which the Company could declare. In addition, bank regulators have the authority to prohibit banks from paying dividends if they deem such payment to be an unsafe or unsound practice.

(15) Contingencies

Various claims also arise from time to time in the normal course of business. In the opinion of management, none have occurred that will have a material effect on the Company’s consolidated financial statements.

(16) Simple IRA

The Company has a Simple IRA Plan whereby substantially all employees participate in the Plan. Employees may contribute up to 15 percent of their compensation subject to certain limits based on federal tax laws. The Company makes matching contributions equal to the first 3% of an employee’s compensation contributed to the Plan. Matching contributions vest to the employee immediately. For the years ended December 31, 2007 and 2006, expense attributable to the Plan amounted to $42,333 and $42,205, respectively.

(continued)

OPTIMUMBANK HOLDINGS, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements, Continued

(17) Holding Company Financial Information

The Holding Company’s unconsolidated financial information as of December 31, 2007 and 2006 and for the years then ended follows (in thousands):

Condensed Balance Sheets

	At December 31,
	2007	2006
Assets
Cash	$13	$75
Investment in subsidiary	27,270	25,351
Other assets	218	255

Total assets	$27,501	$25,681

Liabilities and Stockholders’ Equity
Other liabilities	$99	$103
Junior subordinated debenture	5,155	5,155
Stockholders’ equity	22,247	20,423

Total liabilities and stockholders’ equity	$27,501	$25,681

Condensed Statements of Earnings

	Year Ended December 31,
	2007	2006
Earnings of subsidiary	$2,011	$2,102
Interest expense	(320)	(320)
Other expense	(111)	(109)

Earnings before income tax benefit	1,580	1,673
Income tax benefit	(162)	(161)

Net earnings	$1,742	$1,834

(continued)

OPTIMUMBANK HOLDINGS, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements, Continued

(17) Holding Company Financial Information, Continued

Condensed Statements of Cash Flows

	Year Ended December 31,
	2007	2006
Cash flows from operating activities:
Net earnings	$1,742	$1,834
Adjustments to reconcile net earnings to net cash (used in) provided by operating activities:
Equity in undistributed earnings of subsidiary	(2,011)	(2,102)
Decrease in other assets	37	264
(Decrease) increase in accrued other liabilities	(4)	7

Net cash (used in) provided by operating activities	(236)	3

Cash flow from investing activities:
Dividend from subsidiary	175	—
Investment in subsidiary	(78)	(144)

Net cash provided by (used in) investing activities	97	(144)

Cash flows from financing activities:
Proceeds from sale of common stock	37	14
Proceeds from exercise of common stock options	41	130
Tax benefit associated with exercise of stock options	—	37
Fractional shares of stock dividend paid in cash	(1)	—

Net cash provided by financing activities	77	181

Net (decrease) increase in cash	(62)	40
Cash at beginning of the year	75	35

Cash at end of year	$13	$75

Noncash transactions:
Change in accumulated other comprehensive loss of subsidiary, net change in unrealized loss on security available for sale, net of tax	$5	$(2)

Common stock dividend	$1,302	$1,609

MANAGEMENT’S DISCUSSION AND ANALYSIS

OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

FOR YEAR ENDED DECEMBER 31, 2007

General

OptimumBank Holdings, Inc. was formed in 2004 as a Florida corporation to serve as a one-bank holding company for OptimumBank and acquired all of the shares of OptimumBank in May 2004. Our only business is the ownership and operation of OptimumBank. OptimumBank is a Florida chartered bank which opened in November 2000, and its deposits are insured by the FDIC. OptimumBank provides community banking services to individuals and businesses in Broward, Miami-Dade and Palm Beach counties. OptimumBank conducts operations from its Fort Lauderdale headquarters and three branch offices in Fort Lauderdale, Plantation and Deerfield Beach.

At December 31, 2007, our company had total assets of $241.5 million, net loans of $173.3 million, total deposits of $125.0 million and stockholders’ equity of $22.2 million. During 2007, our company had net earnings of $1,742,000.

Critical Accounting Policies

Our financial condition and results of operations are sensitive to accounting measurements and estimates of matters that are inherently uncertain. When applying accounting policies in areas that are subjective in nature, we must use our best judgment to arrive at the carrying value of certain assets. One of the most critical accounting policies applied by us is related to the valuation of our loan portfolio.

A variety of estimates impact the carrying value of our loan portfolio including the calculation of the allowance for loan losses, valuation of underlying collateral, the timing of loan charge-offs and the amount and amortization of loan fees and deferred origination costs.

The allowance for loan losses is one of our most difficult and subjective judgments. The allowance is established and maintained at a level we believe is adequate to cover losses resulting from the inability of borrowers to make required payments on loans. Estimates for loan losses are determined by analyzing risks associated with specific loans and the loan portfolio, current trends in delinquencies and charge-offs, the views of our regulators, changes in the size and composition of the loan portfolio and peer comparisons. The analysis also requires consideration of the economic climate and direction, changes in the interest rate environment which may impact a borrower’s ability to pay, legislation impacting the banking industry and economic conditions specific to the tri-county region we serve in Southeast Florida. Because the calculation of the allowance for loan losses relies on our estimates and judgments relating to inherently uncertain events, results may differ from management’s estimates.

The allowance for loan losses is also discussed as part of “Results of Operations” and in Note 3 of Notes to the Consolidated Financial Statements. Our significant accounting policies are discussed in Note 1 of Notes to the Consolidated Financial Statements.

Regulation and Legislation

As a state-chartered commercial bank, the Bank is subject to extensive regulation by the Florida Department of Financial Services and the FDIC. We file reports with the Florida Department and the FDIC concerning our activities and financial condition, in addition to obtaining regulatory approvals prior to entering into certain transactions such as mergers with or acquisitions of other financial institutions. Periodic examinations are performed by the Florida Department and the FDIC to monitor our compliance with the various regulatory requirements. The Company is also subject to regulation and examination by the Federal Reserve Board of Governors.

Loan Portfolio, Asset Quality and Credit Risk

Our primary business is making real estate loans. This activity may subject us to potential loan losses, the magnitude of which depends on a variety of economic factors affecting borrowers which are beyond our control. We have instituted detailed loan policies and procedures which include underwriting guidelines to minimize loss exposure. We also have credit review procedures to protect us from avoidable credit losses. We believe our procedures are adequate to insure asset quality and protect against credit risk, but some losses beyond our control will inevitably occur.

The following table sets forth the composition of our loan portfolio:

	At December 31,
	2007		2006		2005
	Amount	% of Total	Amount	% of Total	Amount	% of Total
	(dollars in thousands)
Residential real estate	$65,908	38.08%	$70,868	38.99%	$65,016	38.29%
Multi-family real estate	10,275	5.94	10,769	5.93	15,135	8.91
Commercial real estate	75,777	43.78	68,852	37.89	54,286	31.97
Land and construction	21,093	12.19	31,022	17.07	34,760	20.47
Commercial	—	—	—	—	570.33
Consumer	15.01		227.12		43.03

Total loans	173,068	100.00%	181,738	100.00%	169,810	100.00%

Add (deduct):
Allowance for loan losses	(692)		(974)		(777)
Net deferred loan costs discounts	947		1,114		1,193

Loans, net	$173,323		$181,878		$170,226

	At December 31,
	2004		2003
	Amount	% of Total	Amount	% of Total
	(dollars in thousands)
Residential real estate	$61,070	47.38%	$57,797	51.88%
Multi-family real estate	10,853	8.42	10,148	9.11
Commercial real estate	38,064	29.53	26,129	23.45
Land and construction	18,169	14.09	16,783	15.06
Commercial	581.45		490.44
Consumer	162.13		72.06

Total loans	128,899	100.00%	111,419	100.00%

Add (deduct):
Allowance for loan losses	(628)		(492)
Net deferred loan costs discounts	539		393

Loans, net	$128,810		$111,320

The following table sets forth the activity in the allowance for loan losses (in thousands):

	Year Ended December 31,
	2007	2006	2005	2004	2003
Beginning balance	$974	$777	$628	$492	$288
Provision for loan losses	476	265	149	136	204
Loans charged off	(758)	(68)	—	—	—

Ending balance	$692	$974	$777	$628	$492

The allowance for loan losses is established as losses are estimated to have occurred through a provision for loan losses charged to earnings. Loan losses are charged against the allowance when we believe the uncollectibility of a loan balance is confirmed. Subsequent recoveries, if any, are credited to the allowance. In 2007 and 2006, the charge-offs related to a single-family residential loan. The allowance for loan losses represented .40% and .54% of the total loans outstanding at December 31, 2007 and 2006, respectively.

We evaluate the allowance for loan losses on a regular basis. It is based on our periodic review of the collectibility of the existing loan portfolio in light of historical experience, the nature and volume of the loan portfolio, adverse situations that may affect the borrower’s ability to repay, estimated value of any underlying collateral and prevailing economic conditions. This evaluation is inherently subjective as it requires estimates that are susceptible to significant revision as more information becomes available.

The allowance consists of specific and general components. The specific component relates to loans that are classified as impaired. For such loans, we establish an allowance when the discounted cash flows (or collateral value or observable market price) of the impaired loan is lower than the carrying value of that loan. The general component covers all other loans and is based on historical loss experience adjusted for qualitative factors.

We consider a loan impaired when, based on current information and events, it is probable that we will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement. Factors we consider in determining impairment include payment status, collateral value, and the probability of collecting scheduled principal and interest payments when due. Loans that experience insignificant payment delays and payment shortfalls generally are not classified as impaired. We determine the significance of payment delays and payment shortfalls on a case-by-case basis, taking into consideration all of the circumstances surrounding the loan and the borrower, including the length of the delay, the reasons for the delay, the borrower’s prior payment record, and the amount of the shortfall in relation to the principal and interest owed. We measure impairment on a loan by loan basis for commercial real estate, land and construction and multi-family real estate loans by either the present value of expected future cash flows discounted at the loan’s effective interest rate, the loan’s obtainable market price, or the fair value of the collateral if the loan is collateral dependent.

We collectively evaluate large groups of smaller balance homogeneous loans for impairment. Accordingly, we do not separately identify individual consumer and residential loans for impairment disclosures.

The following table sets forth our allowance for loan losses by loan type (dollars in thousands):

Allowance for Loan Losses

	At December 31,
	2007		2006		2005
	Amount	% of Total Loans	Amount	% of Total Loans	Amount	% of Total Loans
Residential real estate	$187	38.08%	$400	38.99%	$206	38.29%
Multi-family real estate	59	5.94	54	5.93	81	8.91
Commercial real estate	379	43.78	406	37.89	347	31.97
Land and construction	67	12.19	114	17.07	140	20.47
Commercial	—	—	—	—	3.33
Consumer	—	.01	—	.12	—	.03

Total allowance for loan losses	$692	100.00%	$974	100.00%	$777	100.00%

Allowance for loan losses as a percentage of total loans outstanding	0.40%		0.54%		0.46%

	At December 31,
	2004		2003
	Amount	% of Total Loans	Amount	% of Total Loans
Residential real estate	$218	47.38%	$202	51.88%
Multi-family real estate	52	8.42	137	9.11
Commercial real estate	240	29.53	60	23.45
Land and construction	115	14.09	93	15.06
Commercial	3.45		—	.44
Consumer	—	.13	—	.06

Total allowance for loan losses	$628	100.00%	$492	100.00%

Allowance for loan losses as a percentage of total loans outstanding	0.49%		0.44%

There were no impaired loans during 2006 or at December 31, 2005 or 2007. During 2007 and 2005, the average net investment in impaired loans and interest income recognized and received on impaired loans is as follows (in thousands):

	Year Ended December 31,
	2007	2005
Average investment in impaired loans	$1,581	$844

Interest income recognized on impaired loans	$39	$—

Interest income received on a cash basis on impaired loans	$39	$—

At December 31, 2006, 2005 and 2003, the Company had no nonaccrual loans or loans over 90 days past due still accruing interest. Nonaccrual and past due loans were as follows as of December 31, 2007 and 2004 (in thousands):

	At December 31,
	2007	2004
Nonaccrual loans	$245	$3,268

Past ninety days or more, but still accruing interest	$—	$—

Liquidity and Capital Resources

Liquidity represents an institution’s ability to meet current and future obligations through liquidation or maturity of existing assets or the acquisition of additional liabilities. Our ability to respond to the needs of depositors and borrowers and to benefit from investment opportunities is facilitated through liquidity management.

Our primary sources of cash during the year ended December 31, 2007 were from other borrowings of $18.0 million, principal repayments and calls of securities held to maturity of $9.2 million and net repayments of loans of $7.6 million. Cash was used primarily to purchase securities held to maturity totaling $34.2 million and to fund deposit withdrawals of $4.5 million. In order to increase our core deposits, we have priced our deposit rates competitively. We will adjust rates on our deposits to attract or retain deposits as needed. In addition to obtaining funds from depositors in our market area, from time to time we have utilized brokers to obtain deposits outside our market area.

In addition to obtaining funds from depositors, we may borrow funds from other financial institutions. We are a member of the Federal Home Loan Bank of Atlanta, which allows us to borrow funds under a pre-arranged line of credit equal to 40% of the Bank’s total assets. As of December 31, 2007, we had $56.9 million in borrowings outstanding from the Federal Home Loan Bank of Atlanta to facilitate loan fundings and manage our asset and liability structure. In addition, we have an unsecured “federal funds” line of credit with Independent Bankers Bank of Florida totaling $6.0 million, none of which was outstanding at December 31, 2007. This credit line is normally used to meet short-term funding demands. At December 31, 2007, we sold securities under an agreement to repurchase totaling $28.9 million. These borrowings are collateralized by securities held to maturity with a carrying value of $33.7 million at December 31, 2007. We believe our liquidity sources are adequate to meet our operating needs.

Securities

Our securities portfolio is comprised primarily of mortgage-backed securities and a mutual fund. The securities portfolio is categorized as either “held to maturity” or “available for sale.” Securities held to maturity represent those securities which we have the positive intent and ability to hold to maturity. These securities are carried at amortized cost. Securities available for sale represent those investments which may be sold for various reasons including changes in interest rates and liquidity considerations. These securities are reported at fair market value and unrealized gains and losses are excluded from earnings and reported in other comprehensive income.

The following table sets forth the amortized cost and fair value of our securities portfolio (in thousands):

	Amortized Cost	Fair Value
At December 31, 2007:
Securities held to maturity:
Mortgage-backed securities	$58,371	$58,017
Foreign bond	100	100

	$58,471	$58,117

Securities available for sale-
Mutual fund	$250	$244

At December 31, 2006:
Securities held to maturity:
Mortgage-backed securities	$33,299	$33,050
Foreign bond	100	100

	$33,399	$33,150

Securities available for sale-
Mutual fund	$250	$241

At December 31, 2005:
Securities held to maturity-
Mortgage-backed securities	$25,618	$25,096

Securities available for sale-
Mutual fund	$250	$243

The following table sets forth, by maturity distribution, certain information pertaining to the securities portfolio (dollars in thousands):

	Within One Year	After One But Within Five Years	After Five Years Through Ten Years	After Ten Years	Total	Yield
At December 31, 2007:
Mortgage-backed securities	$—	$—	$—	$58,371	$58,371	5.59%

Foreign bond	$—	$—	$100	$—	$100	5.95%

At December 31, 2006:
Mortgage-backed securities	$—	$—	$—	$33,299	$33,299	5.01%

Foreign bond	$—	$—	$100	$—	$100	5.95%

At December 31, 2005:
Mortgage-backed securities	$—	$—	$—	$25,618	$25,618	4.49%

Regulatory Capital Adequacy

The Bank is subject to various regulatory capital requirements administered by the Federal and state banking agencies. As of December 31, 2007, the most recent notification from the regulatory authorities categorized our Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, an institution must maintain minimum total risk-based, Tier I risk-based, and Tier I leverage percentages as set forth in the following tables. There are no conditions or events since that notification that management believes have changed our category.

The following table sets forth for the Bank the amount and the percentage of our actual regulatory capital, regulatory capital for capital adequacy purposes, and the minimum regulatory capital to be well capitalized under the prompt corrective action provisions of the Federal regulations (dollars in thousands).

REGULATORY CAPITAL REQUIREMENTS

	Actual		For Capital Adequacy Purposes		Minimum To Be Well Capitalized Under Prompt Corrective Action Provisions
	Amount	%	Amount	%	Amount	%
As of December 31, 2007:
Total Capital to Risk-Weighted Assets	$27,966	17.95%	$12,465	8.00%	$15,581	10.00%
Tier I Capital to Risk-Weighted Assets	27,274	17.50	6,232	4.00	9,349	6.00
Tier I Capital to Total Assets	27,274	11.15	9,787	4.00	12,234	5.00

As of December 31, 2006:
Total Capital to Risk-Weighted Assets	26,334	16.72	12,599	8.00	15,749	10.00
Tier I Capital to Risk-Weighted Assets	25,360	16.10	6,299	4.00	9,449	6.00
Tier I Capital to Total Assets	25,360	11.24	9,026	4.00	11,282	5.00

As of December 31, 2005:
Total capital to Risk-Weighted assets	$23,891	16.27%	$11,746	8.00%	$14,684	10.00%
Tier I Capital to Risk-Weighted Assets	23,114	15.74	5,874	4.00	8,811	6.00
Tier I Capital to Total Assets	23,114	11.50	8,040	4.00	10,050	5.00

Market Risk

Market risk is the risk of loss from adverse changes in market prices and rates. Our market risk arises primarily from interest-rate risk inherent in our lending and deposit-taking activities. We do not engage in securities trading or hedging activities and do not invest in interest-rate derivatives or enter into interest rate swaps.

We may utilize financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of our customers. The measurement of market risk associated with financial instruments is meaningful only when all related and offsetting on- and off-balance-sheet transactions are aggregated, and the resulting net positions are identified. Disclosures about the fair value of financial instruments, which reflect changes in market prices and rates, can be found in Note 8 of Notes to Consolidated Financial Statements.

Our primary objective in managing interest-rate risk is to minimize the potential adverse impact of changes in interest rates on our net interest income and capital, while adjusting our asset-liability structure to obtain the maximum yield-cost spread on that structure. We actively monitor and manage our interest-rate risk exposure by managing our asset and liability structure. However, a sudden and substantial increase in interest rates may adversely impact our earnings, to the extent that the interest-earning assets and interest-bearing liabilities do not change or reprice at the same speed, to the same extent, or on the same basis.

We use modeling techniques to simulate changes in net interest income under various rate scenarios. Important elements of these techniques include the mix of floating versus fixed-rate assets and liabilities, and the scheduled, as well as expected, repricing and maturing volumes and rates of the existing balance sheet.

Asset Liability Management

As part of our asset and liability management, we have emphasized establishing and implementing internal asset-liability decision processes, as well as control procedures to aid in managing our earnings. Management believes that these processes and procedures provide us with better capital planning, asset mix and volume controls, loan-pricing guidelines, and deposit interest-rate guidelines, which should result in tighter controls and less exposure to interest-rate risk.

The matching of assets and liabilities may be analyzed by examining the extent to which such assets and liabilities are “interest rate sensitive” and by monitoring an institution’s interest rate sensitivity “gap.” An asset or liability is said to be interest rate sensitive within a specific time period if it will mature or reprice within that time period. The interest-rate sensitivity gap is defined as the difference between interest-earning assets and interest-bearing liabilities maturing or repricing within a given time period. The gap ratio is computed as the amount of rate sensitive assets less the amount of rate sensitive liabilities divided by total assets. A gap is considered positive when the amount of interest-rate sensitive assets exceeds interest-rate sensitive liabilities. A gap is considered negative when the amount of interest-rate sensitive liabilities exceeds interest-rate sensitive assets. During a period of rising interest rates, a negative gap would adversely affect net interest income, while a positive gap would result in an increase in net interest income. During a period of falling interest rates, a negative gap would result in an increase in net interest income, while a positive gap would adversely affect net interest income.

In order to minimize the potential for adverse effects of material and prolonged increases in interest rates on the results of operations, our management continues to monitor our assets and liabilities to better match the maturities and repricing terms of our interest-earning assets and interest-bearing liabilities. Our policies emphasize the origination of adjustable-rate loans, building a stable core deposit base and, to the extent possible, matching deposit maturities with loan repricing timeframes or maturities.

The following table sets forth certain information relating to our interest-earning assets and interest-bearing liabilities at December 31, 2007, that are estimated to mature or are scheduled to reprice within the period shown (dollars in thousands):

GAP MATURITY / REPRICING SCHEDULE

	One Year or Less	More than One Year and Less than Five Years	More than Five Years and Less than Fifteen Years	Over Fifteen Years	Total
Loans(1):
Residential real estate loans	$26,996	$34,166	$4,746	$—	$65,908
Multi-family real estate loans	5,173	5,102	—	—	10,275
Commercial real estate loans	27,759	47,818	200	—	75,777
Land and construction	9,004	12,089	—	—	21,093
Consumer loans	15	—	—	—	15

Total loans	68,947	99,175	4,946	—	173,068
Federal funds sold	226	—	—	—	226
Securities(2)	1,473	3,693	11,202	42,347	58,715
Federal Home Loan Bank stock	2,965	—	—	—	2,965

Total rate-sensitive assets	73,611	102,868	16,148	42,347	234,974

Deposit accounts(3):
Money-market deposits	26,760	—	—	—	26,760
Interest-bearing checking deposits	967	—	—	—	967
Savings deposits	475	—	—	—	475
Time deposits	78,100	17,428	—	—	95,528

Total deposits	106,302	17,428	—	—	123,730
Federal Home Loan Bank advances	13,650	43,200	—	—	56,850
Other borrowings	—	28,900	—	—	28,900
Junior subordinated debenture	—	5,155	—	—	5,155

Total rate-sensitive liabilities	119,952	94,683	—	—	214,635

GAP (repricing differences)	$(46,341)	$8,185	$16,148	$42,347	$20,339

Cumulative GAP	$(46,341)	$(38,156)	$(22,008)	$20,339

Cumulative GAP/total assets	(19.19)%	$(15.80)%	$(9.11)%	$8.42%

(1)	In preparing the table above, adjustable-rate loans are included in the period in which the interest rates are next scheduled to adjust rather than in the period in which the loans mature. Fixed-rate loans are scheduled, including repayment, according to their maturities.
(2)	Securities are scheduled through the repricing date.
(3)	Money-market, interest-bearing checking and savings deposits are regarded as readily accessible withdrawable accounts. All other time deposits are scheduled through the maturity dates.

The following table sets forth loan maturities by type of loan at December 31, 2007 (in thousands):

	One Year or Less	After One But Within Five Years	After Five Years	Total
Residential real estate	$1,401	$10,917	$53,590	$65,908
Multi-family real estate	—	—	10,275	10,275
Commercial real estate	1,720	593	73,464	75,777
Land and construction	3,507	6,044	11,542	21,093
Consumer	15	—	—	15

Total	$6,643	$17,554	$148,871	$173,068

The following table sets forth the maturity or repricing of loans by interest type at December 31, 2007 (in thousands):

	One Year or Less	After One But Within Five Years	After Five Years	Total
Fixed interest rate	$5,836	$8,627	$4,946	$19,409
Variable interest rate	63,110	90,549	—	153,659

Total	$68,946	$99,176	$4,946	$173,068

Scheduled contractual principal repayments of loans do not reflect the actual life of such assets. The average life of loans is substantially less than their average contractual terms due to prepayments. In addition, due-on-sale clauses on loans generally give us the right to declare a conventional loan immediately due and payable in the event, among other things, that the borrower sells real property subject to a mortgage and the loan is not repaid. The average life of mortgage loans tends to increase, however, when current mortgage loan rates are substantially higher than rates on existing mortgage loans and, conversely, decrease when rates on existing mortgages are substantially higher than current mortgage rates.

Off-Balance Sheet Arrangements and Aggregate Contractual Obligations

We are party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit. At December 31, 2007, we had outstanding commitments to originate real estate loans totaling $6.7 million and undisbursed loans in process totaling $250,000. These instruments involve, to varying degrees, elements of credit and interest-rate risk in excess of the amounts recognized in the consolidated balance sheet. The contractual amounts of those instruments reflect the extent of the Company’s involvement in particular classes of financial instruments.

Our exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit is represented by the contractual amount of those instruments. We use the same credit policies in making commitments as we do for on-balance-sheet instruments.

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed-expiration dates or other termination clauses and may require payment of a fee. Since certain commitments expire without being drawn upon, the total committed amounts do not necessarily represent future cash requirements. We evaluate each customer’s credit worthiness on a case-by-case basis. The amount of collateral obtained, if we deem it necessary in order to extend credit, is based on management’s credit evaluation of the counterparty.

The following is a summary of the Bank’s contractual obligations, including certain on-balance sheet obligations, at December 31, 2007 (in thousands):

	Payments Due by Period
	Total	Less Than 1 Year	1-3 Years	3-5 Years	More Than 5 Years
Contractual Obligations
Federal Home Loan Bank advances	$56,850	$700	$11,000	$4,000	$41,150
Junior subordinated debenture	5,155	—	5,155	—	—
Other borrowings	28,900	—	—	28,900	—
Operating leases	671	130	390	151	—
Loan commitments	6,665	6,665	—	—	—
Undisbursed loans in process	250	250	—	—	—

Total	$98,491	$7,745	$16,545	$33,051	$41,150

Deposits

Deposits traditionally are the primary source of funds for our use in lending, making investments and meeting liquidity demands. We have focused on raising time deposits primarily within our market area, which is the tri-county area of Broward, Miami-Dade and Palm Beach counties. However, we offer a variety of deposit products, which we promote within our market area. Net deposits decreased $4.5 million in 2007 and increased $15.4 million in 2006.

We use brokered deposits to facilitate mortgage loan fundings in circumstances when larger than anticipated loan volumes occur and there is limited time to fund the additional loan demand through traditional deposit solicitation. In general, brokered deposits can be obtained in one to three days. The rates paid on these deposits are typically equal to or slightly less than the high end of the interest rates in our market area. Brokered deposits amounted to $7.5 million and $8.3 million as of December 31, 2007 and December 31, 2006, respectively.

The following table displays the distribution of the Bank’s deposits at December 31, 2007, 2006 and 2005 (dollars in thousands):

	At December 31,
	2007		2006		2005
	Amount	% of Deposits	Amount	% of Deposits	Amount	% of Deposits
Noninterest-bearing demand deposits	$1,304	1.04%	$545.42%		$390.34%
Interest-bearing demand deposits	967.77		1,780	1.37	2,382	2.09
Money-market deposits	26,760	21.40	23,239	17.95	3,509	3.08
Savings	475.39		856.66		1,159	1.01

Subtotal	29,506	23.60	26,420	20.40	7,440	6.52

Time deposits:
2.00% – 2.99%	$—	—%	$501.39%		$7,201	6.31%
3.00% – 3.99%	11,721	9.37	16,578	12.80	48,410	42.44
4.00% – 4.99%	44,680	35.73	47,282	36.51	47,819	41.92
5.00% – 5.99%	37,801	30.23	38,721	29.90	3,179	2.79
6.00% – 6.99%	1,326	1.07	—	—	—	—
7.00% – 7.99%	—	—	—	—	15.02

Total time deposits(1)	95,528	76.40	103,082	79.60	106,624	93.48

Total deposits	$125,034	100.00%	$129,502	100.00%	$114,064	100.00%

(1)	Included are Individual Retirement Accounts (IRA’s) totaling $7,522,000 and $7,791,000 at December 31, 2007 and 2006, respectively, all of which are in the form of time deposits.

Deposits of $100,000 or more, or Jumbo Time Deposits, are generally considered a more unpredictable source of funds. The following table sets forth our maturity distribution of deposits of $100,000 or more at December 31, 2007 and 2006 (in thousands):

	At December 31,
	2007	2006
Due three months or less	$8,033	$6,858
Due more than three months to six months	16,616	9,898
More than six months to one year	8,680	8,599
One to five years	5,543	15,544

Total	$38,872	$40,899

ANALYSIS OF RESULTS OF OPERATIONS

Our profitability depends to a large extent on net interest income, which is the difference between the interest received on earning assets, such as loans and securities, and the interest paid on interest-bearing liabilities, principally deposits and borrowings. Net interest income is determined by the difference between yields earned on interest-earning assets and rates paid on interest-bearing liabilities (“interest-rate spread”) and the relative amounts of interest-earning assets and interest-bearing liabilities. Our interest-rate spread is affected by regulatory, economic, and competitive factors that influence interest rates, loan demand, and deposit flows. Our results of operations are also affected by the provision for loan losses, operating expenses such as salaries and employee benefits, occupancy and other operating expenses including income taxes, and noninterest income such as loan prepayment fees.

The following table sets forth, for the periods indicated, information regarding (i) the total dollar amount of interest income from interest-earning assets and the resultant average yield; (ii) the total dollar amount of interest expense on interest-bearing liabilities and the resultant average cost; (iii) net interest income; (iv) interest rate spread; and (v) net interest margin. Average balances are based on average daily balances (dollars in thousands):

	Years Ended December 31,
	2007			2006			2005
	Average Balance	Interest and Dividends	Average Yield/ Rate	Average Balance	Interest and Dividends	Average Yield/ Rate	Average Balance	Interest and Dividends	Average Yield/ Rate
Interest-earning assets:
Loans	$176,679	$13,086	7.41%	$175,225	$12,662	7.23%	$145,961	$9,928	6.80%
Securities	50,891	2,803	5.51	28,129	1,323	4.70	28,305	1,260	4.45
Other interest-earning assets(1)	4,364	248	5.68	3,851	206	5.35	4,008	146	3.64

Total interest-earning assets/interest income	231,934	16,137	6.96	207,205	14,191	6.85	178,274	11,334	6.36

Cash and due from banks	346			311			211
Premises and equipment	3,433			4,034			4,113
Other assets	2,609			3,019			4,383

Total assets	$238,322			$214,569			$186,981

Interest-bearing liabilities:
Savings, NOW and money-market deposits	26,648	1,196	4.49	11,974	390	3.26	7,493	80	1.07
Time deposits	97,269	4,640	4.77	108,448	4,758	4.39	99,236	3,620	3.65
Borrowings(4)	86,089	3,864	4.49	70,614	2,915	4.13	59,050	2,141	3.63

Total interest-bearing liabilities/interest expense	210,006	9,700	4.62	191,036	8,063	4.22	165,779	5,841	3.52

Noninterest-bearing demand deposits	1,684			747			953
Other liabilities	5,289			3,214			2,640
Stockholders’ equity	21,343			19,572			17,609

Total liabilities and stockholders’ equity	$238,322			$214,569			$186,981

Net interest income		$6,437			$6,128			$5,493

Interest rate spread(2)			2.34%			2.63%			2.84%

Net interest margin(3)			2.78%			2.96%			3.08%

Ratio of average interest-earning assets to average interest-bearing liabilities			1.10			1.08			1.08

(1)	Includes interest-earning deposits with banks, Federal funds sold and Federal Home Loan Bank stock dividends.
(2)	Interest rate spread represents the difference between average yield on interest-earning assets and the average cost of interest-bearing liabilities.
(3)	Net interest margin is net interest income divided by average interest-earning assets.
(4)	Includes Federal Home Loan Bank advances, junior subordinated debenture and securities sold under an agreement to repurchase.

RATE/VOLUME ANALYSIS

The following tables set forth certain information regarding changes in interest income and interest expense for the periods indicated. For each category of interest-earning assets and interest-bearing liabilities, information is provided on changes attributable to (1) changes in rate (change in rate multiplied by prior volume), (2) changes in volume (change in volume multiplied by prior rate) and (3) changes in rate-volume (change in rate multiplied by change in volume) (in thousands):

	Year Ended December 31, 2007 versus 2006 Increases (Decreases) Due to Change In:
	Rate	Volume	Rate/ Volume	Total
Interest income:
Loans	$316	$105	$3	$424
Securities	227	1,071	182	1,480
Other interest-earning assets	14	26	2	42

Total interest income	557	1,202	187	1,946

Interest expense:
Savings, NOW and money-market	148	478	181	807
Time deposits	414	(491)	(42)	(119)
Borrowings	254	638	57	949

Total interest expense	816	625	196	1,637

Net interest income	$(259)	$577	$(9)	$309

	Year Ended December 31, 2006 versus 2005 Increases (Decreases) Due to Change In:
	Rate	Volume	Rate/ Volume	Total
Interest income:
Loans	$620	$1,990	$124	$2,734
Securities	71	(8)	—	63
Other interest-earning assets	70	(7)	(3)	60

Total interest income	761	1,975	121	2,857

Interest expense:
Savings, NOW and money-market	164	48	98	310
Time deposits	734	336	68	1,138
Borrowings	297	418	59	774

Total interest expense	1,195	802	225	2,222

Net interest income	$(434)	$1,173	$(104)	$635

Year Ended December 31, 2007 Compared to Year Ended December 31, 2006

General. Net earnings for 2007 were $1.7 million, or $.59 per basic and $.57 per diluted share, $92,000 less than in 2006. The primary factors explaining the decline were a $175,000 increase in noninterest expenses coupled with a $211,000 increase in the provision for loan losses, partially offset by a $309,000 increase in net interest income.

Interest Income. Interest income totaled $16.1 million in 2007, an increase of $1.9 million, or 13.7%. This increase was primarily due to a $22.8 million, or 80.9%, increase in the average securities portfolio balance coupled with an increase in the average yield earned on securities, from 4.7% to 5.51%, resulting in a $1.5 million increase in interest on securities. Interest income on loans increased by 3.4%, or $424 thousand, primarily due to an increase in the average yield earned on loans, from 7.23% to 7.41%.

Interest Expense. Interest expense totaled $9.7 million in 2007, an increase of $1.6 million, or 20.3%, primarily as a result of an increase in the overall cost of interest-bearing liabilities to 4.62% compared to 4.22% a year ago, coupled with a $15.5 million or 21.9% increase in the average balance of borrowings used to fund the Company’s growth. Average balances in deposit accounts increased only marginally by $3.5 million, or 2.9%, and interest expense on deposit accounts increased by $688,000, or 13.4%, to $5.8 million for 2007.

Provision for Loan Losses. The provision for loan losses in 2007 was $476,000 compared to $265,000 in 2006. The provision for loan losses is charged to earnings as losses are estimated to have occurred in order to bring the total allowance for loan losses to a level deemed appropriate by management. Management’s periodic evaluation of the adequacy of the allowance is based upon historical experience, the volume and type of lending conducted by us, adverse situations that may affect the borrower’s ability to repay, estimated value of the underlying collateral, loans identified as impaired, general economic conditions, particularly as they relate to our market areas, and other factors related to the estimated collectibility of our loan portfolio. The allowance for loan losses totaled $692,000 or .40% of loans outstanding at December 31, 2007, compared to $974,000, or .54% of loans outstanding at December 31, 2006. Management believes the balance in the allowance for loan losses at December 31, 2007 is adequate.

Noninterest Income. Total noninterest income decreased $95,000, to $533,000 in 2007, from $628,000 in 2006, primarily due to a reduction of $202,000 due to no gains recognized on the payoff of Federal Home Loan Bank advances in 2007, partially offset by a $62,000 increase in litigation settlements and a $44,000 increase in loan prepayment fees.

Noninterest Expenses. Noninterest expenses totaled $3.7 million in 2007, a $175,000 increase from 2006, due primarily to a $59,000 increase in salaries and employee benefits, a $49,000 increase in the FDIC insurance premium, and a $26,000 increase in professional fees, all due to general increases in the cost of services.

Income Taxes. Income taxes for 2007 were $1,003,000 (an effective rate of 36.5%) compared to income taxes of $1,083,000 (an effective rate of 37.1%) for 2006.

Year Ended December 31, 2006 Compared to Year Ended December 31, 2005

General. Net earnings for 2006 were $1,834,000, or $.62 per basic and $.60 per diluted share, compared to net earnings of $1,601,000 or $.55 per basic and $.53 per diluted share for 2005. This increase in the Company’s net earnings was primarily due to an increase in net interest income which was partially offset by an increase in noninterest expenses, all of which were due to the overall growth of the Company.

Interest Income. Interest income increased to $14.2 million for 2006 from $11.3 million in 2005. Interest income on loans increased to $12.7 million due primarily to an increase in the average loan portfolio balance in 2006, and an increase in the average yield earned from 6.80% in 2005 to 7.23% in 2006. Interest on securities increased to $1.3 million due to an increase in the average yield during the year ended December 31, 2006.

Interest Expense. Interest expense on deposit accounts increased to $5.1 million in 2006, from $3.7 million in 2005. Interest expense increased primarily because of an increase in the average balance of deposits and the average rate paid during 2006. Interest expense on borrowings increased to $2.9 million in 2006 from $2.1 million in 2005 primarily due to an increase in the average balance of borrowings.

Provision for Loan Losses. The provision for loan losses is charged to earnings to bring the total allowance to a level deemed appropriate by management and is based upon historical experience, the volume and type of lending conducted by us, industry standards, the amount of nonperforming loans, general economic conditions, particularly as they relate to our market areas, and other factors related to the estimated collectibility of our loan portfolio. The provision in 2006 was $265,000 compared to $149,000 for the same period in 2005. Management believes the balance in the allowance for loan losses of $974,000 at December 31, 2006, is adequate.

Noninterest Income. Total noninterest income decreased to $628,000 in 2006, from $635,000 in 2005 primarily as a result of a decrease in prepayment fees collected of $272,000 partially offset by an increase in gains recognized on the payoff of Federal Home Loan Bank advances of $202,000 and a litigation settlement of $93,000 in 2006.

Noninterest Expenses. Total noninterest expenses increased to $3.6 million in 2006 from $3.4 million in 2005, primarily due to an increase in salaries and employee benefits of $318,000 and an increase in professional fees of $85,000 all due to the continued growth of the Company. The increase was partially offset by a decrease in the provision for losses on foreclosed assets of $243,000.

Income Taxes. Income taxes in 2006, were $1,083,000 (an effective rate of 37.1%) compared to income taxes of $982,000 (an effective rate of 38.0%) in 2005.

Impact of Inflation and Changing Prices

The financial statements and related data presented herein have been prepared in accordance with accounting principles generally accepted in the United States of America, which requires the measurement of financial position and operating results in terms of historical dollars, without considering changes in the relative purchasing power of money over time due to inflation. Unlike most industrial companies, substantially all of our assets and liabilities are monetary in nature. As a result, interest rates have a more significant impact on our performance than the effects of general levels of inflation. Interest rates do not necessarily move in the same direction or in the same magnitude as the prices of goods and services, since such prices are affected by inflation to a larger extent than interest rates.

Selected Quarterly Results

Selected quarterly results of operations for the four quarters ended December 31, 2007 and 2006 are as follows (in thousands, except share amounts):

	2007				2006
	Fourth Quarter	Third Quarter	Second Quarter	First Quarter	Fourth Quarter	Third Quarter	Second Quarter	First Quarter
Interest income	$4,175	$4,130	$4,005	$3,827	$3,828	$3,621	$3,400	$3,342
Interest expense	2,531	2,499	2,430	2,240	2,258	2,104	1,881	1,820

Net interest income	1,644	1,631	1,575	1,587	1,570	1,517	1,519	1,522
Provision (credit) for loan losses	(60)	16	209	311	120	12	27	106

Net interest income after provision for loan losses	1,704	1,615	1,366	1,276	1,450	1,505	1,492	1,416
Noninterest income	93	47	159	234	63	108	181	276
Noninterest expense	993	959	905	892	908	890	891	885

Earnings before income taxes	804	703	620	618	605	723	782	807
Net earnings	501	438	387	416	376	451	488	519
Basic earnings per common share	.17	.15	.13	.15	.13	.15	.16	.18
Diluted earnings per common share	.17	.14	.13	.14	.12	.14	.16	.18

APPENDIX C

OPTIMUMBANK HOLDINGS, INC. AND SUBSIDIARY

FINANCIAL INFORMATION FOR NINE MONTHS ENDED SEPTEMBER 30, 2008

OPTIMUMBANK HOLDINGS, INC. AND SUBSIDIARY

Condensed Consolidated Balance Sheets

(Dollars in thousands, except per share amounts)

	September 30, 2008	December 31, 2007

	(unaudited)
Assets
Cash and due from banks	$1,511	$475
Federal funds sold	394	226

Total cash and cash equivalents	1,905	701
Securities held to maturity (fair value of $82,531 and $58,117)	85,259	58,471
Security available for sale	240	244
Loans, net of allowance for loan losses of $732 and $692	162,779	173,323
Federal Home Loan Bank stock	3,706	2,965
Premises and equipment, net	3,137	3,249
Foreclosed assets	95	79
Accrued interest receivable	1,343	1,448
Other assets	1,102	1,067

Total assets	$259,566	$241,547

Liabilities and Stockholders’ Equity
Liabilities:
Noninterest-bearing demand deposits	$112	$1,304
Savings, NOW and money-market deposits	33,239	28,202
Time deposits	79,215	95,528

Total deposits	112,566	125,034
Federal Home Loan Bank advances	72,700	56,850
Other borrowings	41,800	28,900
Junior subordinated debenture	5,155	5,155
Official checks	3,338	2,251
Other liabilities	744	1,110

Total liabilities	236,303	219,300

Stockholders’ equity:
Common stock, $.01 par value; 6,000,000 shares authorized, 3,120,992 and 2,972,507 shares issued and outstanding	31	30
Additional paid-in capital	18,494	17,308
Retained earnings	4,743	4,913
Accumulated other comprehensive loss	(5)	(4)

Total stockholders’ equity	23,263	22,247

Total liabilities and stockholders’ equity	$259,566	$241,547

See Accompanying Notes to Condensed Consolidated Financial Statements.

OPTIMUMBANK HOLDINGS, INC. AND SUBSIDIARY

Condensed Consolidated Statements of Earnings (Unaudited)

(Dollars in thousands, except per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2008	2007	2008	2007
Interest income:
Loans	$2,749	$3,240	$8,731	$9,801
Securities	1,116	824	3,030	1,978
Other	35	66	144	183

Total interest income	3,900	4,130	11,905	11,962

Interest expense:
Deposits	1,046	1,443	3,501	4,361
Borrowings	1,237	1,056	3,450	2,808

Total interest expense	2,283	2,499	6,951	7,169

Net interest income	1,617	1,631	4,954	4,793
Provision for loan losses	47	16	161	536

Net interest income after provision for loan losses	1,570	1,615	4,793	4,257

Noninterest income:
Service charges and fees	46	30	119	56
Loan prepayment fees	30	15	35	225
Litigation settlement	—	—	—	155
Other	2	2	4	4

Total noninterest income	78	47	158	440

Noninterest expenses:
Salaries and employee benefits	540	532	1,631	1,509
Occupancy and equipment	168	166	537	494
Data processing	42	43	125	127
Professional fees	54	82	195	208
Insurance	36	15	64	45
Stationary and supplies	11	8	24	30
Loss on sale of foreclosed assets	293	—	293	—
Provision for losses on foreclosed assets	11	—	74	—
Other	170	113	374	344

Total noninterest expenses	1,325	959	3,317	2,757

Earnings before income taxes	323	703	1,634	1,940
Income taxes	122	265	615	700

Net earnings	$201	$438	$1,019	$1,240

Net earnings per share:
Basic	$.06	$.14	$.33	$.40

Diluted	$.06	$.14	$.32	$.39

Dividends per share	$—	$—	$—	$—

See Accompanying Notes to Condensed Consolidated Financial Statements.

OPTIMUMBANK HOLDINGS, INC. AND SUBSIDIARY

Condensed Consolidated Statements of Stockholders’ Equity

Nine Months Ended September 30, 2008 and 2007

(Dollars in thousands)

	Common Stock		Additional Paid-In Capital	Retained Earnings	Accumulated Other Compre- hensive Loss	Total Stockholders’ Equity

	Shares	Amount
Balance at December 31, 2006	2,820,280	$28	15,930	4,474	(9)	20,423

Comprehensive income:
Net earnings for the nine months ended September 30, 2007 (unaudited)	—	—	—	1,240	—	1,240
Net change in unrealized loss on security available for sale (unaudited)	—	—	—	—	(1)	(1)

Comprehensive income (unaudited)						1,239

Proceeds from exercise of common stock options (unaudited)	7,166	—	41	—	—	41
5% stock dividend (fractional shares paid-in cash) (unaudited)	140,889	2	1,300	(1,303)	—	(1)

Balance at September 30, 2007 (unaudited)	2,968,335	$30	17,271	4,411	(10)	21,702

Balance at December 31, 2007	2,972,507	$30	17,308	4,913	(4)	22,247

Comprehensive income:
Net earnings for the nine months ended September 30, 2008 (unaudited)	—	—	—	1,019	—	1,019
Net change in unrealized loss on security available for sale, net of tax (unaudited)	—	—	—	—	(1)	(1)

Comprehensive income (unaudited)						1,018

5% stock dividend (fractional shares paid-in cash) (unaudited)	148,485	1	1,186	(1,189)	—	(2)

Balance at September 30, 2008 (unaudited)	3,120,992	$31	18,494	4,743	(5)	23,263

See Accompanying Notes to Condensed Consolidated Financial Statements.

OPTIMUMBANK HOLDINGS, INC. AND SUBSIDIARY

Condensed Consolidated Statements of Cash Flows (Unaudited)

(In thousands)

	Nine Months Ended September 30,
	2008	2007
Cash flows from operating activities:
Net earnings	$1,019	$1,240
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	153	172
Provision for loan losses	161	536
Net amortization of fees, premiums and discounts	804	280
Decrease (increase) in accrued interest receivable	105	(182)
Decrease (increase) in other assets	118	(1,001)
Loss on sale of foreclosed assets	293	—
Provision for losses on foreclosed assets	74	—
Increase in official checks and other liabilities	721	1,971

Net cash provided by operating activities	3,448	3,016

Cash flows from investing activities:
Purchases of securities held to maturity	(35,603)	(32,517)
Principal repayments of securities held to maturity	8,323	7,649
Net decrease in loans	9,281	2,913
(Purchase) sale of premises and equipment	(41)	531
Proceeds from sale of foreclosed assets	257	—
Purchase of Federal Home Loan Bank stock	(741)	(121)

Net cash used in investing activities	(18,524)	(21,545)

Cash flows from financing activities:
Net decrease in deposits	(12,468)	(5,691)
Net increase in other borrowings	12,900	21,210
Proceeds from exercise of common stock options	—	41
Net increase in Federal Home Loan Bank advances	15,850	1,700
Fractional shares of stock dividend paid-in cash	(2)	(1)

Net cash provided by financing activities	16,280	17,259

Net increase (decrease) in cash and cash equivalents	1,204	(1,270)

Cash and cash equivalents at beginning of the period	701	1,604

Cash and cash equivalents at end of the period	$1,905	$334

Supplemental disclosure of cash flow information:
Cash paid during the period for:
Interest	$6,907	$7,234

Income taxes	$889	$832

Noncash investing and financing activities:
Change in accumulated other comprehensive loss, net change in unrealized loss on security available for sale, net of tax	$(1)	$(1)

Common stock dividend	$1,187	$1,302

Loans transferred to foreclosed assets	$2,390	$—

Loan made in connection with sale of foreclosed asset	$1,600	$—

Foreclosed assets reclassified to other assets	$150	$—

See Accompanying Notes to Condensed Consolidated Financial Statements.

OPTIMUMBANK HOLDINGS, INC. AND SUBSIDIARY

Notes to Condensed Consolidated Financial Statements (unaudited)

(1) General. OptimumBank Holdings, Inc. (the “Holding Company”) is a one-bank holding company and owns 100% of OptimumBank (the “Bank”), a state (Florida)-chartered commercial bank (collectively, the “Company”). The Holding Company’s only business is the operation of the Bank. The Bank’s deposits are insured by the Federal Deposit Insurance Corporation. The Bank offers a variety of community banking services to individual and corporate customers through its three banking offices located in Broward County, Florida.

In the opinion of the management, the accompanying condensed consolidated financial statements of the Company contain all adjustments (consisting principally of normal recurring accruals) necessary to present fairly the financial position at September 30, 2008, and the results of operations for the three- and nine-month periods ended September 30, 2008 and 2007, and cash flows for the nine-months periods ended September 30, 2008 and 2007. The results of operations for the three and nine months ended September 30, 2008, are not necessarily indicative of the results to be expected for the full year.

(2) Loan Impairment and Credit Losses. The activity in the allowance for loan losses was as follows (in thousands):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2008	2007	2008	2007
Balance at beginning of period	$694	$736	$692	$974
Charge-offs	(9)	—	(121)	(758)
Provision for loan losses	47	16	161	536

Balance at end of period	$732	$752	$732	$752

There were no impaired loans at December 31, 2007. The following summarizes the impaired loans at September 30, 2008, which were collateral dependent (in thousands):

At September 30, 2008
Loans identified as impaired-
Gross loans with no related allowance for losses recorded	$5,070

The average net investment in impaired loans and interest income recognized and received on impaired loans is as follows (in thousands):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2008	2007	2008	2007
Average net investment in impaired loans	$4,729	$—	$2,675	$2,114

Interest income recognized on impaired loans	$—	$—	$—	$39

Interest income received on impaired loans	$—	$—	$—	$39

At September 30, 2008 and 2007, the Company had no loans over ninety days past due still accruing interest. Nonaccrual loans were as follows (in thousands):

	At September 30,
	2008	2007
Nonaccrual loans	$4,564	$108

(continued)

OPTIMUMBANK HOLDINGS, INC. AND SUBSIDIARY

Notes to Condensed Consolidated Financial Statements (unaudited), Continued

(3) Regulatory Capital. The Bank is required to maintain certain minimum regulatory capital requirements. The following is a summary at September 30, 2008 of the regulatory capital requirements and the Bank’s capital on a percentage basis:

	Bank	Regulatory Requirement
Tier I capital to total average assets	10.97%	4.00%
Tier I capital to risk-weighted assets	18.33%	4.00%
Total capital to risk-weighted assets	18.81%	8.00%

(4) Earnings Per Share. Basic earnings per share has been computed on the basis of the weighted-average number of shares of common stock outstanding during the period. Diluted earnings per share were computed based on the weighted-average number of shares outstanding plus the effect of outstanding stock options, computed using the treasury stock method. All amounts reflect the 5% stock dividends declared in May, 2008 and 2007. Earnings per common share have been computed based on the following:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2008	2007	2008	2007
Weighted-average number of common shares outstanding used to calculate basic earnings per common share	3,120,992	3,112,990	3,120,992	3,110,596
Effect of dilutive stock options	41,283	67,571	54,458	75,342

Weighted-average number of common shares outstanding used to calculate diluted earnings per common share	3,162,275	3,180,561	3,175,450	3,185,938

The following options were excluded from the calculation of earnings per share due to the exercise price being above the average market price:

	Number Outstanding	Exercise Price	Expire
For the three and nine months ended September 30, 2008-
Options	278,987	$7.81-11.90	2014-2015
For the three and nine months ended September 30, 2007-
Options	267,412	$9.52-11.90	2014-2015

(5) Stock-Based Compensation. The Company follows the fair value recognition provisions of Statement of Financial Accounting Standards No. 123(R), Share-Based Payment (“SFAS 123(R)”), using the modified-prospective-transition method. Under that transition method, compensation cost to be recognized includes: (a) compensation cost for all share-based payments granted prior to, but not yet vested as of January 1, 2006, based on the grant date fair value calculated in accordance with the original provisions of SFAS 123, and (b) compensation cost for all share-based payments granted subsequent to December 31, 2005, based on the grant-date fair value estimated in accordance with the provisions of SFAS 123(R). As of December 31, 2006, all stock options were fully vested and no options were granted in 2007 or 2008; therefore, no stock-based compensation has been recognized in 2007 or 2008.

(continued)

OPTIMUMBANK HOLDINGS, INC. AND SUBSIDIARY

Notes to Condensed Consolidated Financial Statements (unaudited), Continued

(5) Stock-Based Compensation, Continued. The Company established an Incentive Stock Option Plan (the “Plan”) for officers, directors and employees of the Company and reserved 600,686 (amended) shares of common stock for the plan. Both incentive stock options and nonqualified stock options may be granted under the plan. The exercise price of the stock options is determined by the board of directors at the time of grant, but cannot be less than the fair market value of the common stock on the date of grant. The options vest over three and five years. The options must be exercised within ten years from the date of grant. At September 30, 2008, 14,239 options were available for grant.

A summary of the activity in the Company’s stock option plan is as follows. All amounts reflect the 5% stock dividend declared on May 29, 2008 (dollars in thousands, except per share amounts):

	Number of Options	Weighted- Average Exercise Price	Weighted- Average Remaining Contractual Term	Aggregate Intrinsic Value
Outstanding and exercisable at December 31, 2007 and September 30, 2008	503,587	$7.68	4.9 years	$92

The total intrinsic value of options exercised during the three and nine months ended September 30, 2007 was $16,675. There was no tax benefit recognized in connection with the exercised stock options. No stock options were exercised in 2008.

(6) Common Stock Dividend. On May 29, 2008, the Company’s board of directors declared a 5% stock dividend to shareholders of record on June 12, 2008 and paid on July 14, 2008.

(7) Fair Value Measurements. On January 1, 2008, the Company adopted SFAS 157, “Fair Value Measurements.” SFAS 157, among other things, defines fair value, establishes a framework for measuring fair value and enhances disclosures about fair value measurements required under other accounting pronouncements, but does not change existing guidance as to whether or not an instrument is carried at fair value. The adoption of this statement had no effect on the Company’s financial statements.

The following disclosures, which include certain disclosures that are generally not required in interim period financial statements, are included herein as a result of the adoption of SFAS 157.

The Company uses fair value measurements to record fair value adjustments to certain assets and liabilities and to determine fair value disclosures. Currently, the Company has securities available for sale that are recorded at fair value on a recurring basis. Also from time to time the Company may be required to record at fair value other assets or liabilities on a non-recurring basis, such as impaired loans. These non-recurring fair value adjustments involve the application of lower-of-cost-or-market accounting or write-downs of individual assets.

In accordance with SFAS 157, the Company groups its assets and liabilities at fair value in three levels, based on the markets in which the assets are traded and the reliability of the assumptions used to determine fair value. These levels are:

•	Level 1 – Valuation is based upon quoted prices for identical instruments in active markets.

•

Level 2 – Valuation is based upon quoted prices for similar instruments traded in active markets, quoted prices for identical or similar instruments in markets that are not active and model-based valuation techniques for which all significant assumptions are observable in the market.

(continued)

OPTIMUMBANK HOLDINGS, INC. AND SUBSIDIARY

Notes to Condensed Consolidated Financial Statements (unaudited), Continued

(7) Fair Value Measurements, Continued.

•

Level 3 – Valuation is generated from model-based techniques that use significant assumptions not observable in the market. These unobservable assumptions reflect the Company’s estimates of assumptions that market participants would use in pricing the asset or liability. Valuation techniques include the use of option pricing models, discounted cash flow models and similar techniques. The results cannot be determined with precision and may not be realized in an actual sale or immediate settlement of the asset or liability.

The Company bases its fair value on the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. SFAS 157 requires the Company to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. In instances where the determination of the fair value measurement is based on inputs from different levels of the fair value hierarchy, the level in the fair value hierarchy within which the entire fair value measurement falls is based on the lowest level input that is significant to the fair value measurement in its entirety. The Company’s assessment of the significance of a particular input to the fair value measurement in its entirety requires judgment, and considers factors specific to the asset or liability.

The following describes valuation methodologies used for assets measured at fair value on a recurring and non-recurring basis.

Securities Available for Sale. These securities are valued based upon open-market quotes obtained from reputable third-party brokers which is considered a Level I fair value measurement. Level I fair value measurements are quoted prices in active markets. For identical assets market pricing is based upon CUSIP identification for each individual security. Changes in fair value are recorded in other comprehensive income.

Impaired Loans. A loan is considered impaired when, based upon current information and events, it is probable that we will be unable to collect all amounts due, including principal and interest, according to the contractual terms of the loan agreement. The Company’s impaired loans are normally collateral dependent and, as such, are carried at the lower of the Company’s net recorded investment in the loan or the estimated fair value of the collateral less estimated selling costs. Adjustments to the recorded investment are made through specific valuation allowances that are recorded as part of the overall allowances for loan losses. Estimates of fair value is determined based on a variety of information, including the use of available appraisals, estimates of market value by licensed appraisers or local real estate brokers and the knowledge and experience of the Company’s officers related to values of properties in the Company’s market areas. These officers take into consideration the type, location and occupancy of the property as well as current economic conditions in the area the property is located in assessing estimates of fair value. Accordingly, fair value estimates for impaired loans is classified as Level 3.

The following table provides the level of valuation assumptions used to determine the carrying value of our assets measured at fair value on a recurring and non-recurring basis at September 30, 2008 (in thousands).

	Net carrying value at September 30, 2008				Total Losses(1)
	Total	Level 1	Level 2	Level 3	Three-Months Ended September 30, 2008	Nine-Months Ended September 30, 2008

Securities available for sale	$240	240	—	—	—	1
Impaired loans	5,070	—	—	5,070	—	—

(1)	For securities available for sale, unrealized losses are recorded in accumulated other comprehensive loss.

(continued)

OPTIMUMBANK HOLDINGS, INC. AND SUBSIDIARY

Notes to Condensed Consolidated Financial Statements (unaudited), Continued

(7) Fair Value Measurements, Continued. Also effective January 1, 2008, the Company adopted SFAS 159, The Fair Value Option for Financial Assets and Financial Liabilities-Including an amendment of FASB Statement No. 115 (“SFAS 159”). SFAS 159 provides companies with an option to report selected financial assets and liabilities at fair value. Most of the provisions of this statement apply only to entities that elect the fair value option. However, the amendment to SFAS No. 115, Accounting for Certain Investments in Debt and Equity Securities, applies to all entities with available-for-sale and trading securities. SFAS 159 also establishes presentation and disclosure requirements designed to facilitate comparisons between companies that choose different measurement attributes for similar types of assets and liabilities. Management determined that this Statement had no material effect on the Company’s consolidated financial statements.

(8) Stock Purchase Plan. On September 25, 2008, the Company adopted a stock purchase plan (the “Plan”). The Plan allows the Company to purchase up to 5% of the common stock outstanding (approximately 156,050 shares).

OPTIMUMBANK HOLDINGS, INC. AND SUBSIDIARY

Review by Independent Registered Public Accounting Firm

Hacker, Johnson & Smith PA, the Company’s independent registered public accounting firm, have made a limited review of the interim financial data as of September 30, 2008, and for the three- and nine-month periods ended September 30, 2008 and 2007, presented in this document, in accordance with standards established by the Public Company Accounting Oversight Board.

Their report furnished pursuant to Article 10 of Regulation S-X is included herein.

Report of Independent Registered Public Accounting Firm

OptimumBank Holdings, Inc.

Fort Lauderdale, Florida:

We have reviewed the accompanying condensed consolidated balance sheet of OptimumBank Holdings, Inc. and Subsidiary (the “Company”) as of September 30, 2008, and the condensed consolidated statements of earnings for the three- and nine-month periods ended September 30, 2008 and 2007 and the related condensed consolidated statements of stockholders’ equity and cash flows for the nine-month periods ended September 30, 2008 and 2007. These interim financial statements are the responsibility of the Company’s management.

We conducted our reviews in accordance with the standards of the Public Company Accounting Oversight Board (United States). A review of interim financial information consists principally of applying analytical procedures and making inquiries of persons responsible for financial and accounting matters. It is substantially less in scope than an audit conducted in accordance with the standards of the Public Company Accounting Oversight Board, the objective of which is the expression of an opinion regarding the financial statements taken as a whole. Accordingly, we do not express such an opinion.

Based on our reviews, we are not aware of any material modifications that should be made to the accompanying interim condensed consolidated financial statements for them to be in conformity with U.S. generally accepted accounting principles.

We have previously audited, in accordance with the standards of the Public Company Accounting Oversight Board, the consolidated balance sheet as of December 31, 2007, and the related consolidated statements of earnings, stockholders’ equity and cash flows for the year then ended (not presented herein); and in our report dated March 21, 2008, we expressed an unqualified opinion on those financial statements. In our opinion, the information set forth in the accompanying condensed consolidated balance sheet as of December 31, 2007, is fairly stated, in all material respects, in relation to the consolidated balance sheet from which it has been derived.

HACKER, JOHNSON & SMITH PA

Fort Lauderdale, Florida

October 20, 2008

OPTIMUMBANK HOLDINGS, INC. AND SUBSIDIARY

Management’s Discussion and Analysis

of Financial Condition and Results of Operations

Recent Events

The Company has filed an application under the Troubled Asset Relief Program Capital Purchase Program with the U. S. Department of Treasury seeking approval to sell $4.578 million in preferred stock to the Treasury. The Company’s participation in the Capital Purchase Program will remain subject to various contingencies, including, but not limited to, acceptance by the Treasury of its application and approval by the shareholders of an amendment to the Company’s articles of incorporation authorizing the issuance of preferred stock. If the Company ultimately elects to participate in the Capital Purchase Program, the Company anticipates using the proceeds to increase its overall capital levels and provide funds for additional lending.

Comparison of September 30, 2008 and December 31, 2007 Liquidity and Capital Resources

The Company’s primary sources of cash during the nine months ended September 30, 2008 were from an increase in other borrowings of approximately $12.9 million, an increase in Federal Home Loan Bank advances of approximately $15.9 million, principal repayments of securities held to maturity of approximately $8.3 million, net loan repayments of approximately $9.3 million and cash provided from operating activities of approximately $3.4 million. Cash was used primarily for purchases of securities of approximately $35.6 million and to fund deposit withdrawals of approximately $12.5 million. At September 30, 2008, the Company had time deposits of approximately $66.3 million that mature in one year or less. At September 30, 2008, the Company exceeded its regulatory liquidity requirements. Management believes that, if so desired, it can adjust the rates on time deposits to retain or attract deposits in a changing interest-rate environment.

The following table shows selected information for the periods ended or at the dates indicated:

	Nine Months Ended September 30, 2008	Year Ended December 31, 2007	Nine Months Ended September 30, 2007
Average equity as a percentage of average assets	9.19%	8.96%	8.94%
Equity to total assets at end of period	8.96%	9.21%	8.82%
Return on average assets(1)	0.55%	0.73%	0.70%
Return on average equity(1)	5.94%	8.91%	7.83%
Noninterest expenses to average assets(1)	1.78%	1.57%	1.56%

(1)	Annualized for the nine months ended September 30, 2008 and 2007.

Off-Balance Sheet Arrangements

The Company is a party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit. These instruments involve, to varying degrees, elements of credit and interest-rate risk in excess of the amounts recognized in the condensed consolidated balance sheet. The contract or notional amounts of those instruments reflect the extent of the Company’s involvement in particular classes of financial instruments.

The Company’s exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit is represented by the contractual amount of those instruments. The Company uses the same credit policies in making commitments as it does for on-balance-sheet instruments.

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being

OPTIMUMBANK HOLDINGS, INC. AND SUBSIDIARY

Management’s Discussion and Analysis

of Financial Condition and Results of Operations, Continued

drawn upon, the total committed amounts do not necessarily represent future cash requirements. The Company evaluates each customer’s creditworthiness on a case-by-case basis. The amount of collateral obtained, if it is deemed necessary by the Company upon extension of credit, is based on management’s credit evaluation of the counter party.

A summary of the amounts of the Company’s financial instruments, with off-balance sheet risk at September 30, 2008, follows (in thousands):

Contract Amount
Commitments to extend credit	$5,165

Management believes that the Company has adequate resources to fund all of its commitments and that substantially all its existing commitments will be funded in the next twelve months.

OPTIMUMBANK HOLDINGS, INC. AND SUBSIDIARY

Results of Operations

The following table sets forth, for the periods indicated, information regarding (i) the total dollar amount of interest and dividend income of the Company from interest-earning assets and the resultant average yields; (ii) the total dollar amount of interest expense on interest-bearing liabilities and the resultant average cost; (iii) net interest income; (iv) interest-rate spread; (v) net interest margin; and (vi) ratio of average interest-earning assets to average interest-bearing liabilities.

	Three Months Ended September 30,
	2008			2007
	Average Balance	Interest and Dividends	Average Yield/ Rate	Average Balance	Interest and Dividends	Average Yield/ Rate
	($ in thousands)
Interest-earning assets:
Loans	$159,844	2,749	6.88%	$172,935	3,240	7.49%
Securities	82,681	1,116	5.40	58,349	824	5.65
Other(1)	5,267	35	2.66	4,601	66	5.74

Total interest-earning assets/interest income	247,792	3,900	6.30	235,885	4,130	7.00

Cash and due from banks	486			403
Premises and equipment	3,164			3,316
Other	3,696			2,980

Total assets	$255,138			$242,584

Interest-bearing liabilities:
Savings, NOW and money-market deposits	34,449	264	3.07	26,379	308	4.67
Time deposits	76,924	782	4.07	93,963	1,135	4.83
Borrowings(2)	116,525	1,237	4.25	89,045	1,056	4.74

Total interest-bearing liabilities/interest expense	227,898	2,283	4.01	209,387	2,499	4.77

Noninterest-bearing demand deposits	487			1,867
Other liabilities	3,591			9,794
Stockholders’ equity	23,162			21,536

Total liabilities and stockholders’ equity	$255,138			$242,584

Net interest income		$1,617			$1,631

Interest-rate spread(3)			2.29%			2.23%

Net interest margin(4)			2.61%			2.77%

Ratio of average interest-earning assets to average interest-bearing liabilities	1.09			1.13

(1)	Includes interest-earning deposits with banks, federal funds sold and Federal Home Loan Bank stock dividends.
(2)	Includes Federal Home Loan Bank advances, other borrowings and junior subordinated debenture.
(3)	Interest-rate spread represents the difference between the average yield on interest-earning assets and the average cost of interest-bearing liabilities.
(4)	Net interest margin is net interest income divided by average interest-earning assets.

OPTIMUMBANK HOLDINGS, INC. AND SUBSIDIARY

The following table sets forth, for the periods indicated, information regarding (i) the total dollar amount of interest and dividend income of the Company from interest-earning assets and the resultant average yields; (ii) the total dollar amount of interest expense on interest-bearing liabilities and the resultant average cost; (iii) net interest income; (iv) interest rate spread; (v) net interest margin; and (vi) ratio of average interest-earning assets to average interest-bearing liabilities.

	Nine Months Ended September 30,
	2008			2007
	Average Balance	Interest and Dividends	Average Yield/ Rate	Average Balance	Interest and Dividends	Average Yield/ Rate
	($ in thousands)
Interest-earning assets:
Loans	$162,846	8,731	7.15%	$177,116	9,801	7.38%
Securities	74,315	3,030	5.44	48,441	1,978	5.44
Other(1)	4,549	144	4.22	4,222	183	5.78

Total interest-earning assets/interest income	241,710	11,905	6.57	229,779	11,962	6.94

Cash and due from banks	478			343
Premises and equipment	3,200			3,486
Other	3,653			2,596

Total assets	$249,041			$236,204

Interest-bearing liabilities:
Savings, NOW and money-market deposits	32,361	804	3.31	26,550	890	4.47
Time deposits	81,843	2,697	4.39	97,536	3,471	4.74
Borrowings(2)	107,649	3,450	4.27	83,694	2,808	4.47

Total interest-bearing liabilities/interest expense	221,853	6,951	4.18	207,780	7,169	4.60

Noninterest-bearing demand deposits	827			1,741
Other liabilities	3,477			5,577
Stockholders’ equity	22,884			21,106

Total liabilities and stockholders’ equity	$249,041			$236,204

Net interest income		$4,954			$4,793

Interest-rate spread(3)			2.39%			2.34%

Net interest margin(4)			2.73%			2.78%

Ratio of average interest-earning assets to average interest-bearing liabilities	1.09			1.11

(1)	Includes interest-bearing deposits in banks, federal funds sold and Federal Home Loan Bank stock dividends.
(2)	Includes Federal Home Loan Bank advances, other borrowings and junior subordinated debenture.
(3)	Interest-rate spread represents the difference between the average yield on interest-earning assets and the average cost of interest-bearing liabilities.
(4)	Net interest margin is net interest income divided by average interest-earning assets.

OPTIMUMBANK HOLDINGS, INC. AND SUBSIDIARY

Comparison of the Three-Month Periods Ended September 30, 2008 and 2007

General. Net earnings for the three months ended September 30, 2008, were $201,000 or $.06 per basic and diluted share compared to net earnings of $438,000 or $.14 per basic and diluted share for the period ended September 30, 2007. This decrease in the Company’s net earnings was primarily due to an increase in noninterest expenses.

Interest Income. Interest income decreased to $3.9 million for the three months ended September 30, 2008 from $4.1 million for the three months ended September 30, 2007. Interest income on loans decreased due primarily to a decrease in the average loan portfolio balance and a decrease in the average yield earned for the three months ended September 30, 2008. Interest on securities increased to $1.1 million due primarily to an increase in the average balance of the securities portfolio.

Interest Expense. Interest expense on deposits decreased to $1.0 million for the three months ended September 30, 2008 from $1.4 million for the three months ended September 30, 2007. Interest expense decreased primarily because of a decrease in the average balance of deposits and rates paid during 2008. Interest expense on borrowings increased to $1.2 million for the three months ended September 30, 2008 from $1.1 million for the three months ended September 30, 2007 due primarily to an increase in the average balance of borrowings.

Provision for Loan Losses. Management’s periodic evaluation of the adequacy of the allowance is based upon historical experience, the volume and type of lending conducted by us, adverse situations that may affect the borrower’s ability to repay, estimated value of the underlying collateral, loans identified as impaired, general economic conditions, particularly as they relate to our market areas, and other factors related to the estimated collectibility of our loan portfolio. The allowance for loan losses totaled $732,000 or .45% of loans outstanding at September 30, 2008, compared to $752,000, or .42% of loans outstanding at September 30, 2007. Management believes the balance in the allowance for loan losses at September 30, 2008 is adequate. The provision for the three months ended September 30, 2008, was $47,000 compared to $16,000 for the same period in 2007. The provision for loan losses is charged to earnings as losses are estimated to have occurred in order to bring the total allowance to a level deemed appropriate by management.

Noninterest Income. Total noninterest income increased to $78,000 for the three months ended September 30, 2008, from $47,000 for the three months ended September 30, 2007, primarily due to an increase in loan prepayment fees collected.

Noninterest Expenses. Total noninterest expenses increased to $1.3 million for the three months ended September 30, 2008 from $959,000 for the three months ended September 30, 2007, primarily due to losses relating to foreclosed assets.

Income Taxes. Income taxes for the three months ended September 30, 2008, were $122,000 (an effective rate of 37.8%) compared to income taxes of $265,000 (an effective rate of 37.7%) for the three months ended September 30, 2007.

OPTIMUMBANK HOLDINGS, INC. AND SUBSIDIARY

Comparison of the Nine-Month Periods Ended September 30, 2008 and 2007

General. Net earnings for the nine months ended September 30, 2008, were $1,019,000 or $.33 per basic and $.32 per diluted share compared to net earnings of $1,240,000 or $.40 per basic and $.39 per diluted share for the period ended September 30, 2007. This decrease in the Company’s net earnings was primarily due to an increase in noninterest expenses.

Interest Income. Interest income decreased to $11.9 million for the nine months ended September 30, 2008 compared to $12.0 million for the nine months ended September 30, 2007. Interest income on loans decreased to $8.7 million due primarily to a decrease in the average loan portfolio balance and a decrease in the average yield earned in 2008. Interest on securities increased by $1.1 million due primarily to an increase in the average balance of the securities portfolio in 2008.

Interest Expense. Interest expense on deposit accounts decreased to $3.5 million for the nine months ended September 30, 2008, from $4.4 million for the nine months ended September 30, 2007. Interest expense on deposits decreased primarily because of a decrease in the average balance of deposits and rates paid in 2008. Interest expense on borrowings increased to $3.5 million for the nine months ended September 30, 2008 from $2.8 million for the nine months ended September 30, 2007 due primarily to an increase in the average balance of borrowings.

Provision for Loan Losses. The provision for the nine months ended September 30, 2008, was $161,000 compared to $536,000 for the same period in 2007. In 2007, the provision was primarily to reflect the impairment in value of a collateral dependent single-family residential construction loan, which was paid off in June 2007, through the sale of the underlying property. The provision for loan losses is charged to earnings as losses are estimated to have occurred in order to bring the total allowance for loan losses to a level deemed appropriate by management. Management’s periodic evaluation of the adequacy of the allowance is based upon historical experience, the volume and type of lending conducted by us, adverse situations that may affect the borrower’s ability to repay, estimated value of the underlying collateral, loans identified as impaired, general economic conditions, particularly as they relate to our market areas, and other factors related to the estimated collectibility of our loan portfolio. The allowance for loan losses totaled $732,000 or .45% of loans outstanding at September 30, 2008, compared to $752,000, or .42% of loans outstanding at September 30, 2007. Management believes the balance in the allowance for loan losses at September 30, 2008 is adequate.

Noninterest Income. Total noninterest income decreased to $158,000 for the nine months ended September 30, 2008, from $440,000 for the nine months ended September 30, 2007 primarily as a result of a litigation settlement of $155,000 in 2007 and a decrease in loan prepayment fees.

Noninterest Expenses. Total noninterest expenses increased to $3.3 million for the nine months ended September 30, 2008 from $2.8 million for the nine months ended September 30, 2007, primarily due to losses relating to foreclosed assets.

Income Taxes. Income taxes for the nine months ended September 30, 2008, were $615,000 (an effective rate of 37.6%) compared to income taxes of $700,000 (an effective rate of 36.1%) for the nine months ended September 30, 2007.

OPTIMUMBANK HOLDINGS, INC.

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As a stockholder of OptimumBank Holdings, Inc., you have the option of voting your shares electronically through the Internet or on the telephone, eliminating the need to return the proxy card. Your electronic vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed, dated and returned the proxy card. Votes submitted electronically over the Internet or by telephone must be received by 7:00 p.m., Eastern Time, on January 5, 2009.

	OR		OR

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Go to www.continentalstock.com Have your proxy card available when you access the above website. Follow the prompts to vote your shares.		Call 1 (866) 894-0537 Use any touch-tone telephone to vote your proxy. Have your proxy card available when you call. Follow the voting instructions to vote your shares	Mark, sign, and date your proxy card, then detach it, and return it in the postage-paid envelope provided.

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VOTING ELECTRONICALLY OR BY PHONE

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PROXY	Please mark your votes like this
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THIS PROXY WILL BE VOTED AS DIRECTED. IF NO DIRECTION IS PROVIDED, THIS PROXY WILL BE VOTED “FOR” THE PROPOSALS. THIS PROXY IS SOLICITED ON BEHALF OF OPTIMUMBANK HOLDINGS, INC.’S BOARD OF DIRECTORS.

	FOR	AGAINST	ABSTAIN
1. AMENDMENT TO ARTICLES OF INCORPORATION TO AUTHORIZE 6,000,000 SHARES OF PREFERRED STOCK	☐	☐	☐

	FOR	AGAINST	ABSTAIN
2. ADJOURNMENT OF SPECIAL MEETING IF NECESSARY	☐	☐	☐

COMPANY ID:

PROXY NUMBER:

ACCOUNT NUMBER:

Signature                                                              Signature                                                                      Date                          , 2008.

IMPORTANT–PLEASE SIGN EXACTLY AS NAME APPEARS HEREON. When shares are held by joint owners, both should sign. When signing as attorney, executor, administrator, trustee, or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by an authorized person.

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OPTIMUMBANK HOLDINGS, INC.

PROXY

FOR SPECIAL MEETING OF SHAREHOLDERS

January 6, 2009

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints ALBERT J. FINCH and RICHARD L. BROWDY, and each of them, with full power of substitution, as proxies to vote the shares which the undersigned is entitled to vote at the Special Meeting of Shareholders of the Company to be held on January 6, 2009, at 10:00 a.m. or at any adjournment thereof. Such shares shall be voted as indicated with respect to the proposals listed on the reverse side hereof and in the discretion of the proxies on such other matters as may properly come before the meeting or any adjournment thereof.

(CONTINUED, AND TO BE MARKED, SIGNED AND DATED ON THE REVERSE SIDE)